UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Shaw Group Inc.

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4171 ESSEN LANE
BATON ROUGE, LOUISIANA 70809

NOTICE OF THE 2010 ANNUAL MEETING
OF SHAREHOLDERS

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of The Shaw Group Inc. will be held at Shaw Plaza, 4171 Essen Lane, Baton Rouge, Louisiana, on January 26, 2010, at 9:00 a.m. Central Standard Time to consider and act upon:

(1) the election of eight members to our Board of Directors, each for a one-year term;

(2) a proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010; and

(3) such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any continuations, adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on December 3, 2009, as the record date to determine our shareholders who are entitled to notice of and to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card to us in the enclosed postage-paid envelope as soon as possible to ensure that your shares are voted at the Annual Meeting. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. For detailed information regarding voting instructions, please see “General Information About the Meeting.”

BY ORDER OF THE BOARD OF DIRECTORS,

John Donofrio,
Executive Vice President, General Counsel and
Corporate Secretary

December 17, 2009
Baton Rouge, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 26, 2010

This Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement for the 2010 Annual Meeting of Shareholders, the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2009, of The Shaw Group Inc. are available at http://www.shawgrp.com on the “Investor Relations” page under the “SEC Filings” link.

THE SHAW GROUP INC. ®
4171 Essen Lane
Baton Rouge, Louisiana 70809

PROXY STATEMENT

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this proxy statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those described in (1) Part I, Item 1A — Risk Factors and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 (the “Annual Report”); (2) our reports and registration statements filed from time to time with the Securities and Exchange Commission (“SEC”); and (3) other announcements we make from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only at the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE SHAW GROUP INC.

The Shaw Group Inc. (“Shaw,” “Company,” “we,” “us,” “our”) is a leading global provider of technology, engineering, procurement, construction, maintenance, fabrication, manufacturing, consulting, remediation and facilities management services to a diverse client base that includes multinational and national oil companies and industrial corporations, regulated electric utilities, independent and merchant power producers, government agencies and equipment manufacturers. We have developed and acquired significant intellectual property, including downstream petrochemical technologies, induction pipe bending technology and environmental decontamination technologies. Through our investment in the Westinghouse Group, we have exclusive opportunities to bid on engineering, procurement and construction services on future Westinghouse advanced passive AP1000tm nuclear power technology units to be built in the United States and other locations. Our proprietary olefin and refinery technologies, coupled with ethyl benzene, styrene, cumene and Bisphenol A technologies, allow us to offer clients integrated oil refinery and petrochemicals solutions. We believe our technologies provide a competitive advantage in the market place and will help us to compete on a longer-term basis as lower cost competitors from developing countries are likely to emerge. The address of our principal executive office is 4171 Essen Lane, Baton Rouge, Louisiana 70809, and our telephone number is (225) 932-2500. Our website is located at http://www.shawgrp.com. Information contained on our website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE MEETING

Why am I receiving this proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (our “Board”) for use at the Annual Meeting of Shareholders to be held on January 26, 2010 (the “Annual Meeting”), and at any continuations, adjournments or postponements thereof.

On December 17, 2009, we commenced mailing to our shareholders: (1) this proxy statement; (2) the accompanying proxy card and voting instructions; and (3) a copy of our Annual Report, which includes our audited financial statements.

What is a proxy?  A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?  This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) the election of eight directors each for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is duly elected and has been qualified; (2) the ratification of the appointment by our Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2010; and (3) the transaction of other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any continuations, adjournments or postponements thereof. This proxy statement provides you with detailed information about each of these matters.

What is a record date and who is entitled to vote at the meeting?

The record date for the shareholders entitled to vote at the Annual Meeting is December 3, 2009 (the “Record Date”). The Record Date was established by our Board as required by the laws of the State of Louisiana, our state of incorporation. The owners of record of our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any continuations, adjournments or postponements thereof. You may vote all shares that you own on the Record Date.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of Shaw common stock that you own as of the close of business on the Record Date. Only our common stock has voting rights. On the Record Date, there were 89,313,883 shares outstanding and entitled to vote at the Annual Meeting and approximately 306 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of our shares of common stock entitled to vote at the Annual Meeting, or 44,656,943 shares of common stock based on the Record Date of December 3, 2009, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by proxy card, your shares will be considered present at the Annual Meeting and part of the quorum.

Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and entitled to vote” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What are my voting choices and what is the required vote?” and “What happens if I return an unmarked proxy card?” and “How will my shares be voted if I do not provide instructions to my broker?”

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of common stock entitled to vote at the meeting who are present, in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented by proxy. The time and place of the adjourned meeting will be announced at the meeting at which the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or the Board fixes a new record date for the adjourned meeting after the adjournment.

What is the difference between a “record holder” and an owner holding shares in “street name?”

If your shares are registered directly in your name, you are a “record holder.” You are a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, American Stock Transfer & Trust Company, LLC. If your shares are held in a brokerage account, by a broker, bank or other holder of record, your shares are held in “street name,” and you are considered the beneficial owner of those shares.

How do I vote if I am a record holder?

Voting by mail.  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.

Voting in person at the meeting.  If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership. We encourage you, however, to vote in advance by mail, to assure your shares are voted at the Annual Meeting.

How do I vote if my shares are held in “street name?”

Voting over the internet, by telephone or by mail.  You have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting.  If you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. We encourage you, however, to vote in advance, even if you plan to attend, to assure your shares are voted at the meeting.

Can I revoke my proxy or change my vote?

If you are a record holder, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809

•	By duly signing and delivering a proxy card that bears a later date; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the proxy holders, J.M. Bernhard, Jr. and Brian K. Ferraioli, to vote your shares at the Annual Meeting or at any continuations, adjournments or postponements thereof in the manner you indicate.

Proposal #1: Election of Directors.  We have nominated eight directors for election at the Annual Meeting. We did not receive advance notice in accordance with our by-laws of any shareholder nominees for directors to be included in this proxy statement. The eight director nominees receiving the highest number of “FOR” votes will be elected as members of our Board. This is called a “plurality.” There is no cumulative voting. Failing to vote or voting your proxy to withhold authority for some or all of the director nominees will have no effect on the results of the election of directors.

With respect to the proposal to elect eight nominees for director, you may:

•	Vote “FOR” the election of all nominees for director named in this proxy statement;

•	“WITHHOLD” authority to vote for one or more nominees for director named in this proxy statement; or

•	“WITHHOLD” authority to vote for all of the nominees named in this proxy statement.

Proposal #2: Ratification of the Appointment of Independent Registered Public Accounting Firm.  With respect to the proposal for shareholders to ratify our Audit Committee’s appointment of KPMG as our independent registered public accounting firm for fiscal year 2010, you may:

•	Vote “FOR” ratification;

•	Vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on the proposal.

For the shareholders to ratify the appointment of KPMG as our independent registered public accounting firm, a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal must vote “FOR” the ratification. Abstaining from voting on this matter will have the effect of a vote “AGAINST” ratification of the appointment of the independent registered public accounting firm.

What are the Shaw Board’s voting recommendations?

The Shaw Board of Directors recommends that you vote your shares “FOR” the election of all eight of its nominees for director and “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.

How do I vote my shares held in the Shaw 401(k) Plan?

If you are a participant in The Shaw Group Inc. 401(k) Plan and you own shares of Shaw common stock through the 401(k) Plan, the proxy/voting instruction card sent to you by our transfer agent will also serve as a voting instruction card to the trustee of the 401(k) Plan for all shares of our common stock you own through the 401(k) Plan. If you do not provide voting instructions for these shares, as directed by the terms of the 401(k) Plan, we intend to instruct the trustee, in our capacity as plan administrator of the 401(k) Plan, to vote these shares in the same proportion as the shares for which other participants have timely provided voting instructions.

What happens if I return an unmarked proxy card?

If you return your proxy card with no votes marked, your shares will be voted as recommended by our Board as follows:

•	“FOR” the election of all eight of the nominees for director named in this proxy statement; and

•	“FOR” the ratification of the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2010.

With respect to other matters that may properly be brought before the Annual Meeting, your shares will be voted in the best judgment of the proxy holders.

How will my shares be voted if I do not provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (the “NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares concerning a particular proposal will not affect the outcome of that proposal. Under the NYSE rules as currently in effect, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the ratification of the appointment of the independent registered public accounting firm. “Non-routine” matters include the election of directors whether contested or not, and approval of an executive compensation or an equity compensation plan. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares on the “routine” matters, but not on any “non-routine” matters.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, LLC, which may be reached by telephone at (800) 937-5449 or over the Internet at http://www.amstock.com.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing of the proxy statement, the proxy card and any additional materials furnished to our shareholders. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $7,000 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and annual report over the Internet?

This proxy statement and our Annual Report are available on our website, at http://www.shawgrp.com on the “Investor Relations” page under the “SEC Filings” link.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, LLC, will assist in the tabulation and oversight of the vote.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting, and we will comply with the SEC and NYSE rules then in effect with respect to the disclosure of our voting results. We will also make the results available on our website at http://www.shawgrp.com.

What is the deadline for submission of shareholder proposals for consideration at the 2011 annual meeting?

For proposals other than nomination of director candidates:  Pursuant to the SEC Rule 14a-8 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”), a shareholder proposal will be considered for inclusion in our proxy materials for the 2011 annual meeting only if our Corporate Secretary receives the proposal no later than August 17, 2010.

Proposals should be addressed to:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809

Our by-laws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders, but do not intend for the proposal to be included in our proxy statement.

Our by-laws provide that the only business that may be conducted at an annual meeting is business that is: (1) brought by or at the direction of our Board; or (2) brought by a shareholder of record as of the record date and who has timely delivered written notice to our Corporate Secretary, which notice must contain the information specified in our by-laws. For a shareholder proposal not intended to be included in our proxy statement to be timely for our 2011 annual meeting, our Corporate Secretary must receive the written notice, prepared in accordance with our by-laws, at our principal executive offices not less than 30 nor more than 60 days in advance of the annual meeting, or if fewer than 40 days’ notice or prior disclosure of the date of the annual meeting is given or made to the shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or the prior disclosure was made.

For nomination of director candidates:  Shareholders may propose nominees to be eligible for election as directors at the 2011 annual meeting in accordance with the provisions of our by-laws. To properly nominate such a candidate, a shareholder must deliver written notice, prepared in accordance with our by-laws, to our Corporate Secretary prior to the deadlines set forth above for shareholder proposals not intended to be included in our proxy materials.

Nominations should be addressed to:

Corporate Secretary
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809

Shareholders may also recommend potential director candidates for consideration by our Nominating and Corporate Governance Committee pursuant to the procedures described in “Corporate Governance — Process for Nominating Potential Director Candidates” below.

Copy of by-law provisions:  You may contact our Corporate Secretary at the address given above for a copy of the relevant by-law provisions regarding the requirements for submitting shareholder proposals and nominating director candidates. They are also available at www.sec.gov.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Corporate Secretary at 4171 Essen Lane, Baton Rouge, Louisiana 70809, or by telephone at (225) 932-2500.

CORPORATE GOVERNANCE

Recent Developments in Governance

In October 2009, our Nominating and Corporate Governance Committee and Board of Directors reviewed our Principles on Corporate Governance, as well as our other corporate governance guidelines and procedures to determine whether they should be revised to address changes in regulatory requirements and evolving governance practices. Based upon this review, in December 2009, our Board of Directors adopted, revised and restated our Principles on Corporate Governance (“Corporate Governance Principles”) and compiled, drafted and adopted Executive Compensation Guidelines described below. During fiscal year 2009, we also made significant improvements to our accounting and financial reporting practices, as described below.

No Future Death Benefits for Executive Officers.  In fiscal year 2009, the Compensation Committee approved and adopted, and our Board ratified, a policy subsequently incorporated into the Executive Compensation Guidelines whereby the Company will provide shareholders an advisory vote for approval of new employment or other agreements between the Company and executive officers of the Company to the extent that such agreements provide for unearned payments or awards (including acceleration of vesting of previously granted awards) upon the death of the executive officer. This guideline does not apply to existing employment or other agreements or ministerial amendments thereto or renewals or extensions thereof. In addition, this guideline does not require a shareholder advisory vote regarding payment of the following amounts: (i) accrued and/or deferred wages and benefits; (ii) provision (or payments in lieu) of COBRA medical and dental benefits for the executive officer’s surviving spouse and dependents; or (iii) life insurance benefits that are provided as part of the Company’s general employee benefits.

No Future Guaranteed Recurring Management Incentive Program Payments for Executive Officers.  The Executive Compensation Guidelines prohibit the Company from entering into any future executive employment agreements that guarantee recurring Management Incentive Program (“MIP”) payments.

Personal Use of Corporate Aircraft by Executive Officers.  The Executive Compensation Guidelines provide that any future personal use of corporate aircraft by executive officers must be paid for by the executive officer, except for existing contractual commitments and the safety of the Chief Executive Officer.

No Tax Gross-Ups for Executive Officers.  The Executive Compensation Guidelines provide that executive officers will not receive additional compensation to cover the cost of taxes assessed, if any, on perquisites. Exceptions to this general guideline include taxes associated with relocation and with change in control provisions included in certain employment agreements.

Stock Ownership Guidelines for Directors.  The Corporate Governance Principles provide that from January 1, 2010, forward, non-employee directors, until departing from the service to the Board, should hold at least 25% of the shares of stock-based awards granted, with flexibility for tax considerations.

Stock Ownership Guidelines for Executive Officers.  The Executive Compensation Guidelines provide that from January 1, 2010, forward, our Chief Executive Officer should hold at least five times his base salary in Company stock-based awards and certain other executive officers should hold at least two and a half times the executive officer’s base salary in Company stock-based awards. The Chief Executive Officer and current executives have five years from January 1, 2010, to reach the holding requirement and new executives have five years from an executive officer’s appointment to such position to meet the requirement. The value of stock for this purpose will be measured at the time of award on the same basis it was awarded and shall include all stock-based awards, whether vested or unvested. Executive officers are not required to purchase additional shares if the market price declines from that on the grant date.

Director Evaluation of Shareholder Rights Plan.  The Corporate Governance Principles provide that, starting in 2010 and every three years thereafter, the Board shall review the terms and conditions of the Company’s shareholder rights plan, including whether termination or modification of the shareholder rights plan is in the best interest of the Company and its shareholders. Our current shareholder rights plan will automatically expire on July 9, 2011.

Director Status Change.  The Corporate Governance Principles provide that a non-employee director who either retires from or changes the professional position held when initially elected to the Board shall notify the Board of the change and offer to resign. The Board shall then, through the Nominating and Corporate Governance Committee, review the appropriateness of the director’s continued service to the Company. The director will maintain the position until the full Board members act on the Nominating and Corporate Governance Committee’s recommendation.

Director Participation in ISS Accredited Director Education.  The Corporate Governance Principles provide that all of our directors receive at least eight hours of ISS-accredited (or similar training program) director education training every twenty-four months. In connection with this guideline, the Board will strive to offer four hours of in-Board ISS accredited director education programs each year.

Changes in Accounting and Financial Reporting and Governance.  Under the supervision and guidance of our Audit Committee, we believe our accounting and financial reporting practices have improved in many respects during the past fiscal year. Based upon the remediation actions taken during fiscal year 2009 and the testing of the control improvements implemented during the year, we reported that the material weaknesses in our internal controls over financial reporting, as identified at August 31, 2008, no longer existed at August 31, 2009, and that our internal disclosure controls and procedures over financial reporting were effective at August 31, 2009. Our remediation activities included: (1) development and issuance of additional and revised policies and procedures regarding the development, reporting and review of estimates at completion (“EAC”); and (2) design and implementation of related internal controls associated with the new additional and revised policies and procedures, focusing on the following areas: (a) minimum project reporting documentation requirements that allow for an effective analysis and review of the completeness, accuracy and reasonableness of EACs by knowledgeable management; (b) guidance to ensure adequate identification and disclosures by project management of changes in assumptions that could be material to development of EACs; (c) guidance on independent reviews as determined by management; and (d) written periodic project EAC certification requirements. We have significantly strengthened our financial organization with the current team of accounting, financial, tax and SEC reporting professionals, including our Executive Vice President and Chief Financial Officer, our Senior Vice President and Chief Accounting Officer, our Vice President of Taxation, our Executive Vice President, General Counsel and Corporate Secretary and our Vice President of Internal Audit, and have added approximately 100 additional financial professionals and staff.

Corporate Governance Principles and Committee Charters

Our Board adopted the Corporate Governance Principles and revised and restated charters of the Audit, Nominating and Corporate Governance and Compensation Committees of the independent members of our Board of Directors (current copies of which may be found on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link) which establish the framework for our corporate governance. The Corporate Governance Principles and committee charters are intended to assure that our Board has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of management. Additionally, the Corporate Governance Principles are intended to align the interests of directors and management with those of our shareholders. Our Corporate Governance Principles set forth the practices our Board follows with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance and succession planning and Board committees and compensation.

Director Independence

The NYSE listing standards and our Corporate Governance Principles require us to have a Board of Directors with at least a majority of independent directors. Only one of our directors is a Shaw employee, and our Board has determined that a majority of our current directors (seven of eight) qualify as “independent” directors pursuant to the rules adopted by the SEC, the NYSE listing standards and our Corporate Governance Principles.

Under the Board’s standards of director independence, a director will be considered independent only if our Board affirmatively determines that the director has no direct or indirect “material relationship” with us, other than as a director or owning shares of our common stock. When assessing the “materiality” of a director’s relationship, our Board considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with which the director has an affiliation. Our Board also considers the frequency and regularity of any services being provided, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Our Board also considered the following immaterial transactions, relationships and arrangements in determining director independence:

(a)	In the ordinary course of business, Shaw has made payments to an entity for which Mr. Mancuso serves as a director. The amount of payments by Shaw to such entity has not, within any of the other entity’s three most recently completed fiscal years, exceeded 1% or $1 million, whichever is greater, of the other entity’s consolidated gross revenues for such years; and

(b)	In the ordinary course of business, Shaw and an entity for which Mr. Mancuso serves as an executive officer are engaged in a joint venture, in which Shaw has a 35% interest, and which was awarded a U.S. government contract through a competitive bidding process, to provide maintenance and facilities management services at a military base located in Florida.

Applying the analysis summarized above, our Board has affirmatively determined that the following directors currently qualify as independent, because they have no direct or indirect material relationship with us (other than being a member of our Board and owning shares of our common stock): James F. Barker, Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister and Stephen R. Tritch.

J.M. Bernhard, Jr., our Chairman, President, and Chief Executive Officer, is presently our only non-independent director. Mr. Grigsby, who was one of our directors until his term as a Board member expired on January 28, 2009, was a non-independent director during his term. Mr. Tritch, who became a director by Board appointment effective April 22, 2009, was determined to be a non-independent director from the date of his appointment to our Board until July 1, 2009, when his term as a Board member of Westinghouse Electric Company, a group company of Toshiba Corporation (“Westinghouse”), ended. We own a 20% indirect equity interest in Westinghouse. Shaw and Westinghouse have a long history working together in the nuclear industry and are AP1000 Consortium partners currently providing engineering, design, procurement and project management services for AP1000 units in China and the United States.

Lead Director

Our Corporate Governance Principles provide that when the chairman of the Board of Directors is not an independent director, the Chairman of the Nominating and Corporate Governance Committee shall serve as the Lead Director, unless a majority of the independent directors designate another independent director to serve as Lead Director. The primary duties of the Lead Director are to: (i) preside over executive sessions of the independent directors and any Board meetings when the Chairman is not present; (ii) assist the Chairman with the preparation of the agenda for Board meetings and Committee meetings; (iii) serve as liaison between the independent directors and the Company and the Chairman and the Chief Executive Officer; and (iv) engage in communications with shareholders as requested by the Board. Mr. Hoyle currently serves as our Lead Director.

Executive Sessions; Presiding Director

Our non-management directors met separately four times at regularly scheduled executive sessions without any member of management present during fiscal year 2009, and will continue to do so. In his capacity as chairman of our Nominating and Corporate Governance Committee, Mr. Hoyle served as presiding director at each executive session during fiscal year 2009.

Meetings of Independent Directors; Presiding Director

As noted above, our independent directors met separately four times during fiscal year 2009 in non-management executive sessions. The chairman of our Nominating and Corporate Governance Committee, Mr. Hoyle, in his capacity as Lead Director, served as presiding director at each meeting of the independent directors during fiscal year 2009. The independent directors will continue to meet in executive sessions without any members of management or any non-independent directors being present, pursuant to the rules promulgated by the NYSE.

Communications with our Board of Directors

General.  Shareholders and other interested parties wishing to contact our non-management directors may do so by sending an e-mail to board@shawgrp.com, or by writing to them at the following address: Board of Directors, 4171 Essen Lane, Baton Rouge, Louisiana 70809. All e-mails and letters received by either of these two methods are categorized and processed by our Vice President of Internal Audit, who reports directly to the Audit Committee, or by the Chief Compliance Officer and then forwarded to our non-management directors. For additional information, please see our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Accounting, Internal Control and Auditing Matters.  Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control and auditing matters. An employee may file a complaint through several different avenues, which include (1) our Board of Director e-mail account (board@shawgrp.com); (2) our Speak Up line (1-888-337-7499); or (3) internally reporting the matter to a member of management, our Chief Compliance Officer or other Shaw employees designated in the Code of Corporate Conduct. Our Chief Compliance Officer is responsible for monitoring and reporting such complaints to the Audit Committee. The complaints are logged into a database and tracked on several different data points such as closure, merit or no-merit and division. Each complaint is investigated by the appropriate personnel, which may include any of the following departments: human resources, internal audit, accounting, compliance, safety or legal. The final resolution of the complaint is entered into the database and any appropriate action needed is reviewed with the business line affected by the complaint. Reports of any complaints made are reported monthly to our Compliance Council, a group comprised of senior members of each of our principal business lines, our Vice President of Internal Audit, our General Counsel, and senior Human Resources personnel, and headed by our Chief Compliance Officer. Quarterly reports of any complaints are reported to the Audit Committee unless our Chief Compliance Officer, General Counsel or Chief Financial Officer believes a specific matter should be reported sooner. In the event the question arises, the Chief Compliance Officer will determine whether a member of the Compliance Council has a conflict with a complaint at issue and will ask the member to recuse himself, if appropriate.

Process for Nominating Potential Director Candidates

The Nominating and Corporate Governance Committee has approved and adopted a policy governing director nominations. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about our future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. Our Corporate Governance Principles provide that: (i) none of our directors may serve on more than four public company boards of directors, including ours; and (ii) a non-employee director who either retires from or changes the professional position held when initially elected to the Board shall notify the Board of the change and offer to resign, pending review by the Board of the continued appropriateness of the Board membership of such director.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations (provided the procedures set forth below are followed). The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of our Board.

A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Corporate Governance Committee by sending a timely written request to our Corporate Secretary at our principal executive offices, 4171 Essen Lane, Baton Rouge, Louisiana 70809. To be timely, a shareholder’s or group of shareholders’ written request must be delivered to or mailed and received at our principal executive offices not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date that our proxy statement was released to security holders in connection with the preceding year’s annual meeting. To be in proper written form, the request of a shareholder or group of shareholders must set forth in writing: (1) as to each person whom the shareholder or group recommends for election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including, without limitation, the person’s name, contact information, biographical information and qualifications and each person’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected; and (2) as to the shareholder or group of shareholders making the recommendation, (a) the name and address, as they appear on our books, of the shareholder, and (b) the class and number of our securities that each shareholder beneficially owns and the period of time each shareholder has beneficially owned the securities. Additional information may be requested from time to time by the Nominating and Corporate Governance Committee from the person recommended as a director or the shareholder or group of shareholders making the recommendation.

The shareholder recommendation procedures described above do not preclude a shareholder of record from making nominations of directors or making proposals at any annual shareholder meeting provided they comply with the requirements described in “General Information About the Meeting” above.

Director Attendance at Annual Meetings

We do not require our Board members to attend our annual meetings; however, the Corporate Governance Principles encourage directors to do so. All of our present Board members attended last year’s annual meeting, except for Mr. Tritch, who was not a Board member on that date.

Codes of Conduct

Our Board of Directors has formally adopted a Code of Corporate Conduct and an Insider Trading Policy, both of which apply to all of our employees, officers and directors. Our Board of Directors has also formally adopted a separate Code of Ethics for our Chief Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and all other senior financial and accounting executives. Copies of these codes are available on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Governance Documents

If you would like further information about our corporate governance practices, you may view the following documents on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link:

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Code of Corporate Conduct

•	Insider Trading Policy

•	Code of Ethics for Chief Executive Officer and Senior Financial Officers

•	Pre-approval of Services to be provided by Independent Accountant

We will provide any of the foregoing information to our shareholders without charge upon request. Requests for these documents may be made to our Chief Compliance Officer, 4171 Essen Lane, Baton Rouge, Louisiana 70809, or by telephone at (225) 932-2500.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of our Board of Directors (the “Compensation Committee”) is now, or at any time has been, employed by or served as an officer of ours or any of our subsidiaries or had any substantial business dealings with us or any of our subsidiaries. None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee of our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Our Board adopted a Related Persons Transaction Policy in August 2008, which applies to transactions exceeding or expected to exceed $25,000 in a calendar year in which Shaw and a Related Person (as defined below) are participants. A Related Person is defined as: (1) a director or director nominee; (2) a senior officer of Shaw or any of its controlled affiliates; (3) any shareholder owning more than 5% of our common stock (or any person owning more than 5% of the equity interests of any of our controlled affiliates); (4) a person who is an immediate family member of any of the foregoing; or (5) an entity that is owned or controlled by any of the persons noted in (1) through (4) of the policy. Our Related Persons Transaction Policy requires the approval of the Audit Committee for any transactions covered by the policy. This approval process is intended to be performed in advance of a covered transaction but may be subsequently approved by ratification. Certain transactions qualify for standing pre-approval, which transactions include but are not limited to: (a) employment of executive officers; (b) director compensation; (c) transactions with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the greater of $200,000 or 5% of that company’s total annual revenues, and any charitable contributions, grants or endowments by Shaw to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director are pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts; and (d) transactions involving a competitive bid process. The policy also requires disclosure as required by law in agency filings.

Our current process for identifying transactions subject to our Related Person Transaction Policy occurs through an annual survey requesting disclosure of existing related person transactions from certain employees including all executive, Corporate and managerial employees. Additionally, we request on subcontractor pre-qualification forms disclosure of any relationships with our employees, officers and directors. In addition, our Code of Corporate Conduct requires employees to avoid conflicts of interest and disclose any potential conflicts of interests. If potential Related Person transactions are identified, they are reviewed for compliance with the Related Person Transaction Policy by our Chief Compliance Officer and if approval by the Audit Committee is required by the policy, we will solicit approval or ratification of the transaction by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee considers, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and (2) the extent of the Related Person’s interest in the transaction.

Related Party Transactions

Transaction with Mr. Bernhard’s Brother.  In January 2003, our subsidiary, Stone & Webster, Inc., was awarded a subcontract to perform engineering services (“ESA”) for Bernhard Mechanical Contractors, Inc. (“BMC”). Our Chairman, President, and Chief Executive Officer’s brother is an executive officer and a significant owner of BMC. The total consideration for the engineering services provided was approximately $2.0 million. In connection with the ESA, we entered into an assignable guaranty agreement (“Guaranty”) with BMC under which we agreed, subject to several conditions precedent, to guarantee possible BMC obligations which could be owed by BMC to its client pursuant to a separate performance-based services and equipment contract. We recorded the Guaranty at its fair value of approximately $0.3 million. As consideration for the Guaranty, we entered into an indemnification and fee agreement (“Fee Agreement”) with BMC pursuant to which, among other things, BMC must pay us an annual fee. In June 2009 we amended the Fee Agreement to require quarterly financial certifications in lieu of certain other financial security obligations. BMC and the client are engaged in protracted litigation, to which Shaw is not a party. We do not believe the litigation will affect the probability of our obligation to make a payment under the Guaranty, which we believe remains remote. While we expect that we will not be required to make any payments under the Guaranty, we estimate the maximum potential amount of any future payment obligation (undiscounted) to be approximately $13.0 million over the remaining term of the contract.

Subcontracts with Entities Controlled by Mr. Grigsby.  During fiscal year 2009, we subcontracted a portion of our work, primarily related to construction services, with two companies owned by L. Lane Grigsby, a member of our Board until January 28, 2009. There were no material payments made to these companies during fiscal year 2009 and there was a balance of $0.2 million due to the other company at August 31, 2009. We believe this subcontracted work was performed under similar terms as would have been negotiated with an unrelated party.

Employment of Mr. Chapman’s Son.  During fiscal year 2009, David L. Chapman, Jr., the son of David L. Chapman, Sr., President of our Fabrication & Manufacturing Group, was employed by us as a Director of Coatings. Mr. Chapman Jr.’s total compensation in fiscal year 2009 was approximately $0.1 million. We believe that Mr. Chapman Jr.’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

COMMITTEES OF OUR BOARD

Our Board held six meetings during fiscal year 2009, and acted pursuant to unanimous written consent in lieu of meeting four times. Our Board has the following standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Each of our current directors attended at least 75% of all meetings of the Board and 75% of all meetings of the Board committees on which he served during fiscal year 2009, except for Stephen R. Tritch who became a Board member effective April 22, 2009. Mr. Tritch attended all meetings of the Board and the Nominating and Corporate Governance Committee after his appointments to each. The following table shows the committee memberships of directors serving during fiscal year 2009.

Nominating and
Corporate
Name (In alphabetical order)	Audit		Compensation		Governance		Executive

J.M. Bernhard, Jr.							X
James F. Barker	X		X
Thos. E. Capps	X
L. Lane Grigsby***							X
Daniel A. Hoffler			X	*	X
David W. Hoyle**	X				X	*	X	*
Michael J. Mancuso	X	*
Albert D. McAlister			X		X		X
Stephen R. Tritch****					X

*	Committee Chairman

**	Lead Director

***	Mr. Grigsby was a member of our Executive Committee until his term as a Board member expired on January 28, 2009.

****	Mr. Tritch became a Board member effective April 22, 2009.

Audit Committee

The Audit Committee of the Board provides oversight regarding our accounting, auditing and financial reporting practices. We believe our Audit Committee members are highly qualified individuals with significant relevant experience. These members include: (1) the Vice President and Chief Financial Officer of Computer Sciences Corporation (NYSE: CSC), who was formerly Senior Vice President and Chief Financial Officer of General Dynamics Corporation (NYSE: GD); (2) the retired Chairman of the board of directors, President and Chief Executive Officer of Dominion Resources, Inc. (NYSE: D); (3) the president of Clemson University; and (4) a Senator in the North Carolina General Assembly since 1992.

The Audit Committee met four times during fiscal year 2009, including periodic executive sessions held separately with our Vice President of Internal Audit and our independent registered public accounting firm, and acted pursuant to a unanimous written consent in lieu of meeting one time. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements before they are filed with the SEC, and the Audit Committee meets with management to discuss our earnings announcements. Our Board, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Corporate Governance Principles. Our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, our Board has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations.

Compensation Committee

The Compensation Committee of the Board reviews and approves our compensation philosophy and objectives covering corporate officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the compensation and incentive awards to be paid to, and approves the compensation of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; and reviews and approves, if appropriate, employment agreements, and severance and change in control arrangements for corporate officers and other key management employees. The roles and responsibilities of the Compensation Committee’s are set forth in the written charter adopted by the Board, which can be found at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Our Board has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Corporate Governance Principles. The Compensation Committee met seven times during fiscal year 2009, and acted pursuant to a unanimous written consent in lieu of meeting three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board reviews and considers directorship policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; advises the Board on composition of the Board and Committees of the Board; directs all matters concerning the Chief Executive Officer succession plan and recommends and implements significant corporate governance matters. Our Board has determined that the Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Corporate Governance Principles. The Nominating and Corporate Governance Committee met four times during fiscal year 2009.

Executive Committee

The Executive Committee’s purpose is to provide an efficient means of considering matters and taking actions that may require the attention of the Board or the Board’s powers when the Board is not in session. The Executive Committee did not meet during fiscal year 2009.

DIRECTOR COMPENSATION AND BENEFITS

Our director compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and responsibilities associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Compensation Committee. The Compensation Committee reviews data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity. This data is provided by consultants, including Hewitt Associates, LLC (“Hewitt”). Changes to director compensation, if any, are recommended by the Compensation Committee to the Board for action. Employee directors are not compensated for service as a director.

Non-Employee Director Compensation

Our non-employee directors currently receive the following fees, as applicable, for their services on our Board:

•	$85,000 annual cash retainer, payable on a quarterly basis;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member (other than Chairman) of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Compensation Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Nominating and Corporate Governance Committee; and

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as Lead Director.

These fees were paid during fiscal year 2009.

Equity Awards

At the Annual Meeting held on January 28, 2009, our Board adopted, and our shareholders approved, The Shaw Group Inc. 2008 Omnibus Incentive Plan (the “2008 Incentive Plan”). As a result, no further awards have been or will be made under The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, as amended (the “2005 Director Plan”) or our then existing employee long-term equity incentive compensation plans. Our Board presently intends to grant awards under the 2008 Incentive Plan to non-employee directors on a discretionary basis, focusing such awards on restricted stock units and other types of share-based awards.

Consistent with our past practice for granting equity awards under the 2005 Director Plan, each of our non-employee directors received the following awards under the 2008 Incentive Plan on January 28, 2009: (i) options to purchase 2,405 shares of our common stock with an exercise price of $29.39 per share (the last quoted sale price of a share of our common stock on the NYSE on the grant date); and (ii) 1,506 restricted stock units of our common stock.

The following methodology was approved by our Compensation Committee and our Board, and was utilized to determine the 2009 equity awards to our non-employee directors under the 2008 Incentive Plan. Each equity award had an aggregate value of $85,000, which, in order to mirror long-term equity incentive grants awarded to executive officers, was allocated 50% to restricted stock units ($42,500) and 50% to non-qualified stock options ($42,500). Once the allocation of dollar values was determined, the actual number of options and restricted stock units was calculated; however, the calculation methodology was different for options than for restricted stock units, resulting in the different numbers of shares allocated to each component of the award. In determining the actual number of restricted stock units and options to be granted, the Compensation Committee relied upon a share valuation methodology developed and recommended by Hewitt to assign a value (the “economic value”) to each equity award, which depends, in part, on the actual design features of the award, including assumptions relating to term and vesting schedule, among others.

The options awarded in fiscal year 2009 under the 2008 Incentive Plan vest in their entirety one year from the date of award. The restricted stock units awarded in fiscal year 2009 under the 2008 Incentive Plan vest in three equal annual installments beginning on the first anniversary of the grant date. However, in the event a director ceases to be a Board member at any time after the one year anniversary date of the award, the vesting automatically accelerates, so that all shares will immediately vest. Upon vesting of a portion of a restricted stock unit award, the non-employee director will receive the number of shares of common stock subject to the portion of the award that vested.

Expense Reimbursement

We reimburse our directors for travel and out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs.

Fiscal Year 2009 Compensation of Non-Employee Directors

The following table sets forth information regarding fiscal year 2009 compensation for non-employee directors serving at any time during fiscal year 2009.

Non-Employee Director Compensation for the Fiscal Year Ended August 31, 2009

	Fees Earned			All
	or Paid in	Stock	Option	Other
	Cash	Awards	Awards	Compensation
Name	(1)	(2)	(3)	(4)	Total

James F. Barker	$95,000	$45,949	$40,527	$1,094	$182,570
Thos. E. Capps	90,000	45,949	40,527	1,094	177,570
L. Lane Grigsby*	49,583	19,877	19,546	1,835	90,841
Daniel A. Hoffler	95,000	45,949	40,527	1,701	183,177
David W. Hoyle	100,000	45,949	40,527	2,396	188,872
Michael J. Mancuso	110,000	45,949	40,527	734	197,210
Albert D. McAlister	95,000	45,949	40,527	2,472	183,948
Stephen R. Tritch**	31,712	—	—	187	31,899

*	Mr. Grigsby was a member of our Executive Committee during fiscal year 2009 until his term as a Board member expired on January 28, 2009.

**	Mr. Tritch became a Board member effective April 22, 2009.

(1)	Amounts shown in this column reflect the total cash compensation earned by or paid to each director in fiscal year 2009 in connection with Board and Committee retainers. See “Non-Employee Director Compensation” Above.

(2)	This column includes the amount we expensed in fiscal year 2009 for stock awards, in accordance with Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“ASC 718”). The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the stock awards is generally determined as of the date of grant using our closing market price on the date of grant. For financial statement purposes, we record expense for the stock awards over a one-year period from the date of grant rather than over the three-year potential vesting period due to the accelerated vesting provisions described previously.

At August 31, 2009, our non-employee directors had the following aggregate number of unvested stock awards: Mr. Barker — 2,453; Mr. Capps — 2,084; Mr. Grigsby — 0; Mr. Hoffler — 2,453; Mr. Hoyle — 2,453; Mr. Mancuso — 2,453; Mr. McAlister — 2,453; and Mr. Tritch — 0.

The grant date fair value of the stock awards granted to each director during fiscal year 2009, as computed in accordance with ASC 718, is $44,261. All of our current non-employee directors, except Mr. Tritch, were granted stock awards during fiscal year 2009.

(3)	This column includes the amount we expensed in fiscal year 2009 for option awards, in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of fair value are included in Note 11 to our audited consolidated financial statements included in our Annual Report.

At August 31, 2009, our non-employee directors held the following aggregate number of outstanding (vested and unvested) option awards: Mr. Barker — 9,005; Mr. Capps — 4,327; Mr. Grigsby — 0; Mr. Hoffler — 6,505; Mr. Hoyle — 17,833; Mr. Mancuso — 5,436; Mr. McAlister — 14,833; and Mr. Tritch — 0.

The grant date fair value of the option awards granted to each director during fiscal year 2009, as computed in accordance with ASC 718, is $35,618. All of our current non-employee directors, except Mr. Tritch, were granted stock awards during fiscal year 2009.

(4)	Consists of expenses related to directors’ spouses’ attendance at business events and conferences, as well as food gift packages given to our directors.

Stock Ownership Policy for Non-Employee Directors

Effective January 1, 2010, the Corporate Governance Principles require each non-employee member of our Board of Directors to retain ownership of a minimum of 25% of the shares of stock-based awards received after January 1, 2010, through our director long-term equity incentive compensation plans, with flexibility for tax considerations, until the director retires or otherwise ceases serving as a member of our Board.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our articles of incorporation provide that our Board shall consist of not less than three nor more than 15 directors, the exact number of directors to be determined from time to time by the Board, or by the affirmative vote of the holders of 50% or more of the voting power of our common stock. The authorized number of directors is currently eight, and eight persons have been nominated for election to our Board at the Annual Meeting. Each of the director nominees has been previously elected by our shareholders, except Mr. Tritch, who was appointed as a director by our Board effective April 22, 2009. Mr. Tritch was introduced to our Nominating and Corporate Governance Committee for consideration by Mr. Bernhard, who has known Mr. Tritch for many years due to the long history of Shaw and Westinghouse working together in the nuclear industry.

Our directors are elected each year by our shareholders. The Nominating and Corporate Governance Committee has recommended to our Board, and our Board has unanimously nominated, eight individuals for election as directors at the Annual Meeting.

Each director nominee is to be elected for a one-year term and to serve until the next annual meeting of shareholders or until his or her successor is elected and has been qualified; provided however, that if the number of directors is ever increased to 12 or more, then, pursuant to Article III, Section 2 of our by-laws, at the next shareholders’ meeting at which directors are to be elected, the Board of Directors will be divided into three classes, and directors will serve staggered three year terms.

The enclosed form of proxy provides the proxies with discretionary power with respect to the election of the nominees for director listed in this proxy statement, but does not provide the proxies with any authority to vote for the election of any person as a director other than the persons named in this proxy statement unless, for reasons we are unaware of as of the date hereof, one or more of the nominees should become unavailable. In that event, we intend that the proxies would vote for one or more substitute nominees designated by our Board prior to the Annual Meeting. Our Board has no reason to believe that any director nominee will be unable or unwilling to serve. To be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting by the holders of common stock. The eight nominees receiving the most votes will be elected as members of our Board.

Biographical summaries for the director nominees appear below, and data with respect to the number of shares of our common stock owned by them at November 30, 2009, is set forth under the section entitled “Security Ownership of Management.”

J.M. Bernhard, Jr., age 55, our founder, has been our Chief Executive Officer and a director since our inception. Mr. Bernhard served as our President from our inception until September 2003 and was re-elected as President in November 2006 and has since then and is currently serving in that position. He has been Chairman of our Board since August 1990. Prior to founding Shaw, Mr. Bernhard was Vice President and General Manager of Sunland Services, a pipe fabrication and industrial construction company, which was later acquired by Shaw. He is also a member of numerous trade and civic organizations. He graduated from Louisiana State University in 1976 with a degree in Construction Management.

James F. Barker, age 62, has served as a director since January 2004. Mr. Barker has served as President of Clemson University since April 2000. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University. Mr. Barker also serves as a director of multiple educational and charitable organizations.

Thos. E. Capps, age 74, has served as a director since July 2007. Mr. Capps is the retired Chairman of the board of directors, President and Chief Executive Officer of Dominion Resources, Inc. (NYSE: D), a power and energy company that supplies electricity, natural gas and other energy sources and operates generation facilities, where he served from 1984 to 2007. Mr. Capps is a member of the board of trustees of the College of William & Mary and the boards of directors of Amerigroup Corp. of Virginia Beach, a managed-health care company, and Associated Electric & Gas Insurance Services Ltd., which operates as a non-assessable mutual insurance company in the United States offering insurance and risk management products and services to the utility and related energy industry.

Daniel A. Hoffler, age 60, has served as a director since January 2006. Mr. Hoffler is the Chairman of the board of directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as Vice President of Marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a Regional Manager for Dun and Bradstreet, a credit information provider. From 1992 through 1996, Mr. Hoffler served on the University of Virginia board of visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term to the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

David W. Hoyle, age 70, has served as a director since January 1995. For the past 25 years, he has been self-employed, primarily as a real estate developer. He has been a Senator in the North Carolina General Assembly since 1992. Mr. Hoyle is the Chairman of the board of directors of Citizens South Banking Corporation, a bank holding company, and is the Chairman Emeritus of the board of directors of its wholly-owned subsidiary, Citizens South Bank. Mr. Hoyle also serves as a director of several private corporations as well as of several civic, educational and charitable organizations.

Michael J. Mancuso, age 67, has served as a director since August 2006. Mr. Mancuso is the Vice President and Chief Financial Officer of Computer Sciences Corporation (NYSE: CSC), a publicly-held leading provider of information technology and professional services to large corporations and governments, a position he has held since December 1, 2008. In June 2006, Mr. Mancuso retired from General Dynamics Corporation (NYSE: GD), a company engaged in the field of mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems and business aviation, where he was employed since 1993, serving as Senior Vice President and Chief Financial Officer since 1994. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina, and LSI Corporation (NYSE: LSI), a publicly-held leading provider of silicon, systems and software technologies headquartered in Milpitas, California.

Albert D. McAlister, age 58, has served as a director since April 1990. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina. Mr. McAlister is a director of a private charitable foundation and a member of the Clemson University — President’s Advisory Board.

Stephen R. Tritch, age 60, was appointed as a director by our Board on April 22, 2009. Mr. Tritch is the retired Chairman of Westinghouse Electric Company, a group company of Toshiba Corporation and the world’s pioneering nuclear power company and a leading supplier of nuclear plant products and technologies to utilities throughout the world, serving in that capacity from July 1, 2008, to July 1, 2009. Prior to that time, Mr. Tritch served as President and Chief Executive Officer of Westinghouse from July, 2002 to July 2008. Mr. Tritch had been employed by Westinghouse since 1971. Mr. Tritch is a member of the American Nuclear Society and was appointed by then President Bush to the President’s Export Council. Mr. Tritch is also Chairman of the Board of Trustees at the

University of Pittsburgh, Chairman of the Board of Trustees for the Senator John Heinz History Center in Pittsburgh and a member of the board of directors of Koppers Holdings Inc. (NYSE: KOP), a publicly-held leading producer of carbon compounds and treated wood products headquartered in Pittsburgh, Pennsylvania. Mr. Tritch is also a director of several charitable organizations.

Required Vote

The eight nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors. The enclosed form of proxy provides a means for the shareholders to vote for all of the listed nominees for director, to withhold authority to vote for one or more of the nominees or to withhold authority to vote for all of the nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

OUR EXECUTIVE MANAGEMENT TEAM

The following table provides information with respect to our current executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name (In alphabetical order)	Age	Position

J.M. Bernhard, Jr.	55	Chairman of the Board of Directors, President and Chief Executive Officer
George P. Bevan	62	President, Environmental & Infrastructure (E&I) Group
Frederick W. Buckman	63	President, Power Group
David L. Chapman, Sr.	63	President, Fabrication & Manufacturing (F&M) Group
John Donofrio	48	Executive Vice President, General Counsel and Corporate Secretary
Brian K. Ferraioli	54	Executive Vice President and Chief Financial Officer
Gary P. Graphia	47	Executive Vice President and Chief Operating Officer
Michael J. Kershaw	60	Senior Vice President and Chief Accounting Officer
Louis J. Pucher	66	President, Energy & Chemicals (E&C) Group

J.M. Bernhard, Jr. — For biographical information on Mr. Bernhard, see “Proposal 1 — Election of Directors.”

George P. Bevan currently serves as the President of our Environmental & Infrastructure Group, having held this position since June 2008. Mr. Bevan first joined us in September 1994 as Vice President of Business Development, and held this position until February 1996, when he was appointed Executive Vice President of Corporate Development. Mr. Bevan served as Executive Vice President of Corporate Development until September 2003, when he was appointed as our Vice President of Government Affairs and President of one of our subsidiaries in which position he served until April 2005 and then again from May 2006 through March 2007. From April 2005 through May 2006, Mr. Bevan worked for us as a consultant on hurricane Katrina and Rita related matters while he was employed by the Sterling group, a re-processor of PVC. In March 2007, Mr. Bevan was appointed President of the Infrastructure Division and then Commercial and State & Local Government (“CSL”) Division of our Environmental & Infrastructure Group. He served as CSL Division President until his June 2008 appointment as President of our Environmental & Infrastructure Group.

Frederick W. Buckman was appointed President of our Power Group in March 2009. Immediately prior to joining us, and from August 2007, Mr. Buckman served as a Toronto Managing Partner, Utilities, of Brookfield

Asset Management, a global asset manager focused on property, power and other infrastructure assets. From May 2007 through May 2009, Mr. Buckman served as a director of Terra Systems, Inc. (OTC: TSYI), a publicly-held development stage company focused on advanced, clean and renewable energy technology applications and projects headquartered in Salt Lake City, Utah. From May 2007 through May 2008, Mr. Buckman served as a director of Quanta Services, Inc. (NYSE: PWR), a publicly-held provider of specialized contracting services, delivering end-to-end network solutions headquartered in Houston, Texas. From 1999 through September 2006, Mr. Buckman served as Chief Executive Officer and Chairman of the board of directors of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems, and from 1994 to 1998 he served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman is also President of Frederick Buckman, Inc. a consulting firm located in Portland, Oregon. Mr. Buckman currently serves as a director of StanCorp Financial Group, Inc. (NYSE: SFG), a publicly-held provider of financial products and services, and as a director of MMC Energy, Inc., an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States.

David L. Chapman, Sr. currently serves as President of our Fabrication & Manufacturing Group. He joined us in April 2002 as President of our Fabrication & Manufacturing Division, which is now known as the Fabrication & Manufacturing Group. Mr. Chapman has over 40 years of experience in the industrial fabrication business. From 1993 to 2002, Mr. Chapman was employed by Turner Industries Group, a large industrial contracting company, where he served as President of International Piping Systems, Turner International Piping Systems and International Painting Corporation.

John Donofrio was appointed as Executive Vice President, General Counsel and Corporate Secretary in October 2009. Immediately prior to joining us, Mr. Donofrio served as senior vice president, general counsel and chief compliance officer since 2005 of Visteon Corporation, a leading global supplier of innovative products to automotive manufacturers. Previously, from 2000 to 2005, Mr. Donofrio was Vice President and General Counsel of Honeywell Aerospace, a global manufacturer of aerospace components and systems. Before joining Honeywell, he was a partner with the law firm of Kirkland & Ellis in Washington, D.C., and New York. Mr. Donofrio also currently serves on the board of directors of FARO Technologies, Inc. (NASDAQ: FARO), a publicly-held leader in portable computer-aided measurement hardware and software headquartered in Lake Mary, Florida.

Brian K. Ferraioli currently serves as Executive Vice President and Chief Financial Officer. He joined us in July 2007 as our Executive Vice President, Finance and served in that position until October 2007, when he was appointed to his current position. Immediately prior to joining us and since November 2002, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler AG. Prior to that, and until November 2002, Mr. Ferraioli served in various corporate and operating unit executive financial positions with Foster Wheeler AG and with its subsidiaries in the U.S. and Europe. Foster Wheeler is a diversified engineering and construction company and power equipment supplier.

Gary P. Graphia currently serves as Executive Vice President and Chief Operating Officer. He joined us in August 1999, as our General Counsel and Corporate Secretary and served in that position until November 2006 when he was appointed Executive Vice President, Secretary and Chief Legal Officer. He served as our Executive Vice President, Corporate Secretary and Chief Legal Officer until May 2007, when he was appointed Executive Vice President, Corporate Development and Strategy, a position he held until December 22, 2008, when he was appointed to his current position.

Michael J. Kershaw currently serves as our Senior Vice President and Chief Accounting Officer, having held this position since December 2007. Mr. Kershaw first joined us in September 2007 as Senior Vice President and Corporate Controller, and held this position until appointed to his current position. Prior to joining Shaw, since 2005, Mr. Kershaw served as Vice President of Accounting and Finance of KBR Inc.’s Energy & Chemicals Division. KBR Inc. is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR. Prior to his employment by KBR, from 1997 until 2002, Mr. Kershaw served in several executive and managerial positions with Koch Industries, Inc.

Louis J. Pucher currently serves as President of our Energy & Chemicals Group. He joined us in March 2007 as President of E&C operations, and was promoted to his current position in July 2007. Prior to joining Shaw, Mr. Pucher served as Senior Vice President of KBR Inc.’s Energy & Chemicals Division from August 2003 to September 2006. KBR Inc. is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. Prior to his position with KBR, from June 1966 to July 2003, Mr. Pucher held various management positions with M.W. Kellogg Company, a global full-service engineering, procurement and construction contractor.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SEC rules require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock. Based on the beneficial ownership information contained in Schedule 13Gs and Form 13Fs filed with the SEC, at November 30, 2009, we believe there were no beneficial owners of more than 5% of the outstanding shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, at November 30, 2009, (except as otherwise noted) by:

•	Each director, including nominees for election at the Annual Meeting;

•	Each named executive officer; and

•	All of our current directors and executive officers as a group.

The shareholders listed have sole voting and investment power with respect to shares beneficially owned by them, except to the extent that authority is shared by spouses under applicable law, or as otherwise noted, and the address for is c/o The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809. None of our directors or executive officers has pledged any shares of our common stock or holds shares in margin accounts.

	Amount and Nature of Beneficial Ownership
		Options	Total
		Currently	Shares of
	Shares of	Exercisable or	Common
	Common	Exercisable	Stock
	Stock	within 60	Beneficially	Percent of
Name of Beneficial Owner	(1)(2)(3)	Days(4)	Owned(5)	Class(6)

Directors:
J.M. Bernhard, Jr.	656,994	1,390,827	2,047,821	2.23%
(Chairman, President and Chief Executive Officer)
James F. Barker	5,217	9,005	14,222	*
Thos. E. Capps	4,592	4,327	8,919	*
Daniel A. Hoffler	12,889	6,505	19,394	*
David W. Hoyle(7)	37,467	14,833	52,300	*
Michael J. Mancuso	1,820	5,436	7,256	*
Albert D. McAlister	136,423	14,833	151,256	*
Stephen R. Tritch	—	—	—	*
Named Executive Officers (other than Mr. Bernhard):
David L. Chapman, Sr.	45,099	40,871	85,970	*
Brian K. Ferraioli	30,922	31,564	62,486	*
Gary P. Graphia	43,031	61,834	104,865	*
Louis J. Pucher	15,400	13,004	28,404	*
All current directors, director nominees, named executive officers and current executive officers as a group (15 persons)(8)	1,010,936	1,611,170	2,622,106	2.85%

*	Less than 1%

(1)	Includes shares over which the person or members of his immediate family hold or share voting and/or investment power and excludes shares listed under the column “Options Currently Exercisable or Exercisable within 60 Days.” For named executive officers, shares owned through our 401(k) Plan are included.

(2)	Includes shares of restricted stock for which the restriction period had not expired and as to which the following individuals have sole voting power but no investment power, as follows: Mr. Bernhard — 23,876 shares; Mr. Ferraioli — 3,402; Mr. Chapman — 4,096 shares; Mr. Graphia — 3,511 shares; and Mr. Pucher — 750 shares.

(3)	Includes restricted stock units awarded under our 2005 Director Plan or our 2008 Incentive Plan to our non-employee directors that will convert into shares of common stock within 60 days of November 30, 2009, as follows: Mr. Barker — 791; Mr. Capps — 791; Mr. Hoffler — 791; Mr. Hoyle — 791; Mr. Mancuso — 791; Mr. McAlister — 791; and Mr. Tritch — 0. Includes restricted stock units awarded under our 2001 Employee Incentive Compensation Plan or our 2008 Incentive Plan to employees that will convert into shares of common stock within 60 days of November 30, 2009, as follows: Mr. Bernhard — 81,176; Mr. Ferraioli — 18,627; Mr. Chapman — 32,811; Mr. Graphia — 15,331; and Mr. Pucher — 12,594. Restricted stock units do not have voting rights.

(4)	Includes shares underlying options granted by us that are exercisable at November 30, 2009, and shares underlying options that become exercisable within 60 days thereafter.

(5)	Represents the total of shares listed under the columns “Shares of Common Stock” and “Options Currently Exercisable or Exercisable within 60 Days.”

(6)	Based on the number of total shares outstanding at November 30, 2009.

(7)	Includes 2,250 shares of common stock beneficially owned by Mr. Hoyle’s spouse.

(8)	The shares reported as beneficially owned by all current directors, director nominees, named executive officers and current executive officers, as a group, include 37,062 shares of restricted stock awarded to the named executive officers and current executive officers as to which the named executive officers and executive officers have sole voting power but no investment power at November 30, 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Compensation Discussion and Analysis (the “CD&A”) explains how the Compensation Committee of the Board of Directors made compensation decisions for our named executive officers for the fiscal year ended August 31, 2009. The named executive officers for fiscal year 2009 were:

•	J.M. Bernhard, Jr., Chairman of the Board of Directors, President and Chief Executive Officer;

•	Brian K. Ferraioli, Executive Vice President and Chief Financial Officer;

•	David L. Chapman, Sr., President, Fabrication & Manufacturing Group;

•	Gary P. Graphia, Executive Vice President and Chief Operating Officer; and

•	Louis J. Pucher, President, Energy & Chemicals Group.

This CD&A describes the philosophy and objectives of our compensation program and how we have designed it to reward achievement of our target corporate and business unit goals. The CD&A includes a discussion of the Executive Compensation Guidelines that we adopted and how they apply to both future executive compensation agreements and existing agreements. While specific provisions of existing contracts for the named executive officers and other executives must be honored, portions of the Executive Compensation Guidelines do not impact existing obligations and took immediate effect. The compensation paid to or earned by our named executive officers for fiscal year 2009 is summarized in the Summary Compensation Table that follows this CD&A.

Philosophy and Objectives of Our Compensation Program

Our success in achieving our short- and long-term business objectives depends on our ability to attract, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. The engineering and construction industry is largely comprised of well-established and long-standing companies. Our business has grown significantly in recent years and recruiting executive talent in this environment is a challenging key component of our long-term development strategy and is critical to our success. Consequently, our philosophy for compensating all executive officers (including named executive officers) is for total executive compensation to fall within the 50th to 75th percentile of our Peer Group (as defined below).

The Compensation Committee does not apply a strict formulaic process when determining an executive’s compensation; rather, our compensation program considers the following principles and guidelines:

•	Competitiveness. Competitive compensation should attract, motivate and retain the best qualified executives who are essential to the Company’s success and building long-term shareholder value.

•	Alignment with Shareholders’ Interests. Our shareholders’ interests are more directly aligned with our executives’ when our compensation programs emphasize short- and long-term performance, business objectives and strategies and are significantly impacted by the value of our stock.

•	Meeting Company Financial and Strategic Goals. Our compensation program should encourage a performance-oriented culture by tying executive compensation to the Company’s achievement of its overall goals and objectives.

•	Individual Contribution. While total executive compensation should be tied to the Company’s overall success, an executive’s leadership of an individual business unit, as well as that business unit’s performance, are important factors that should be considered and appropriately rewarded.

•	Consistent Approach. We believe that management will operate most efficiently as a team if our compensation programs are consistent among the chief executive officer and other senior members of our management team.

While our existing compensation philosophy and guidelines have served as a platform for achieving these goals, the Board adopted the Executive Compensation Guidelines for future agreements that we believe will enhance our ability to retain top executive talent in order to competitively position our Company for success, while ensuring shareholder value for the cost of compensation. Specifically, future executive agreements will take into account the following:

•	Perquisites that are nominal and represent a minor component of total remuneration

•	Exclusion of tax gross ups except in limited circumstances such as relocation expenses

•	Goal for total compensation and base salaries within the 50th to 75th percentile range of our Peer Group

•	Required shareholdings, encouraging executives to have a significant equity stake in the Company’s success

Our Executive Compensation Process

The Compensation Committee reviews and approves the features and design of our executive compensation program, approves compensation levels and reviews individual objectives and financial targets for our executive officers. Please see “Committees of Our Board — Compensation Committee” for additional information regarding our Compensation Committee. The Compensation Committee retains Hewitt to provide objective analysis, advice and information to the Compensation Committee about executive officer compensation in our Company and industry. Hewitt provides market information and analyses regarding base salary, annual cash incentive compensation, long-term equity incentive compensation, executive benefits and perquisites. Hewitt currently provides no other services for the Company.

Annually at its regularly-scheduled meeting following the end of the prior fiscal year, the Compensation Committee normally determines base salary, annual cash incentive compensation targets and long-term equity incentive compensation for our executive officers and relevant performance expectations for the current fiscal year, as well as actual cash incentive amounts to be awarded for achievement in the prior fiscal year under our MIP, governed by the 2008 Incentive Plan. The Compensation Committee may also set base salaries and grant short-term cash incentives and long-term equity incentives for executive officers at other times during the year to reflect promotions and new hires. When making decisions regarding executive compensation, the Compensation Committee considers the market information and analyses provided by Hewitt, recommendations from our Chief Executive Officer regarding appropriate compensation levels for our executive officers, including his own, as well as his evaluation of an executive’s performance and the compensation philosophy discussed above. The Compensation Committee ultimately approves the executive compensation program and the level of stock, cash or incentive compensation to be awarded and retains full discretion to modify any proposed compensation outside contractual obligations.

Competitive Benchmarking

Because of our historic growth and our continuing need to attract external talent and retain our current professional staff, the Compensation Committee benchmarks total target compensation for our executive officers to be within a range between the 50th and 75th percentiles of our Peer Group. For the last three years, the Compensation Committee engaged Hewitt to provide a competitive market assessment study of our compensation program for our named executive officers and other executive officers. The study was intended to: (1) provide an overview of the competitiveness of our executive compensation program; (2) measure the value of each component of pay relative to the market; and (3) develop a framework for compensation planning and pay decisions. Hewitt used two comparison groups: (a) the Heavy Industrial group consisting of 16 companies specializing in heavy industrial or manufacturing from Hewitt’s Total Compensation Measurementtm database; and (b) the Industry group consisting of 12 direct industry peers in related engineering, construction and environmental services, ((a) and (b) are collectively the “Peer Group.”) The information for the Peer Group was obtained through publicly available proxy data for the Chief Executive Officer, the Chief Financial Officer and the next three highest paid officers. The first peer group from Hewitt’s Total Compensation Measurementtm database was used because of the limited number of comparable engineering, construction and environmental companies with publicly available proxy data. Hewitt made no adjustments to the publicly available proxy data for relative company size.

The comparison groups consisted of the following companies:

Heavy Industrial Peers	Industry Peers

Fluor Corporation	Fluor Corporation
KBR Inc.	KBR Inc.
Cummins, Inc.	Jacobs Engineering Group Inc.
Air Products and Chemicals Inc.	URS Corp.
Ball Corporation	McDermott International
Dover Corporation	FMC Technologies
Rhodia Inc.	Foster Wheeler AG
McDermott International	Cooper Industries Ltd.
FMC Technologies	Chicago Bridge & Iron Co.
Cameron International Corporation	Aecom Technology Corp.
Foster Wheeler AG	Emcor Group Inc.
Cooper Industries Ltd.	Cameron International Corporation
Chicago Bridge & Iron Co.
AMSTED Industries Incorporated
Kennametal Inc.
Valmont Industries, Inc.

The Compensation Committee believes that the companies comprising the Peer Group are appropriate benchmarking comparisons because of the similarity in business and financial characteristics between Shaw and those companies. Hewitt made changes to the Heavy Industrial group based on availability to survey information provided by each company, but made no changes to the Industry group for fiscal year 2009 as compared to the fiscal year 2008 comparison groups.

The data provided by Hewitt indicates that the compensation provided to our executive officers is within a competitive band of compensation provided to executive officers by companies in the Peer Group. Our target total compensation, which consists of base salary plus target annual cash incentive compensation plus target long-term equity incentive compensation, for our named executive officers is generally between the 50th and the 75th percentiles for comparable positions in our Peer Group, though, as discussed in greater detail below, each element of compensation may not be weighed in the same method as all or any individual Peer Group company. Furthermore, the 50th to 75th percentile range may vary somewhat between the Heavy Industrial group and the Industry group. Generally, target total cash compensation, which consists of base salary plus target annual cash incentive compensation, for our named executive officers is at or above the 75th percentile for comparable positions in our Peer Group. The Compensation Committee believes that the greater emphasis on cash compensation enables the Company to attract talented executives within a competitive industry and better incentivizes our Chief Executive Officer who has always maintained a significant equity ownership in the Company. Correspondingly, our target long-term equity incentive compensation receives comparatively less weight and is generally lower than that for comparable positions in contemplate our Heavy Industrial and Industry Peer comparator groups.

Our recruitment efforts in recent years have been successful as measured against the impact of our financial performance as compared to the general financial performance of Peer Group members. When compared to the average three-year compounded average of revenue, operating cash flow, earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), and net income (excluding our investment in Westinghouse with respect to EBITDA and net income) of the Peer Groups over the three fiscal years ended August 31, 2008, we consistently outperformed the three year compounded average of the Peer Group. We believe recent hires at the executive management level have made significant contributions to this performance. Consequently, the Compensation Committee and the Board find that relative to the Company’s performance, the total target compensation for named executive officers is appropriately targeted between the 50th and the 75th percentiles of the Peer Group.

3-Year Compounded Annual Growth Rate	The Shaw Group Inc.	Heavy Industrial Peers	Industry Peers

Revenue	28.9%	20.0%	28.8%
EBITDA (excluding Investment in Westinghouse)	55.2%	25.7%	37.4%
Net Income (excluding Investment in Westinghouse)	107.8%	33.9%	40.0%
Operating Cash Flow	123.9%	21.1%	33.1%

Components of Our Compensation Program

During fiscal year 2009, the compensation program for our executive officers consisted of the following elements, which are fully described below:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity incentive compensation, including stock options and restricted stock units;

•	Retirement plan;

•	Welfare and other benefits; and

•	Perquisites.

Mix of Compensation Components

Fiscal Year 2009 Target Total Direct Compensation for our Named Executive Officers.  The following table provides the fiscal year 2009 Total Target Direct Compensation for our named executive officers. Total Target Direct Compensation consists of annual base salary, target annual cash incentive compensation under our MIP and target long-term equity incentive compensation. The table is arranged by type of compensation, and each type of compensation is expressed as a percentage of the executives’ Target Total Direct Compensation.

—	The Annual Base Salary Rate was the annual salary approved for the named executive officers on October 29, 2008 (or the rate in effect at August 31, 2009, if an increase was subsequently approved in fiscal year 2009).

—	Target Annual Cash Incentive Compensation was cash compensation payable for achievement of certain fiscal year 2009 performance measures under our MIP.

—	The Target Long-Term Equity Incentive Compensation was based on the dollar value established for each of the named executive officers. The dollar value was used to determine the actual number of stock options granted and shares of restricted stock units awarded. These values differ from the dollar values for stock awards and option awards set forth in the Summary Compensation Table which are based upon the amount of ASC 718 expense recognized in fiscal year 2009 for awards and grants made in fiscal year 2009 and prior fiscal years.

—	The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

In determining fiscal year 2009 Total Target Direct Compensation for our named executive officers, the Compensation Committee considered our significant accomplishments under the named executive officers’ leadership in fiscal year 2008, including the below items (which exclude results from the Investment in Westinghouse segment whose results are subject to significant non-cash and non-operating losses from foreign exchange translations made for U.S. financial reporting purposes):

—	Record revenues of approximately $7 billion;

—	Record EBITDA of approximately $363 million;

—	Record net income of approximately $191 million;

—	Record operating cash flow of approximately $650 million;

—	Accumulation of a record backlog of unfilled orders at August 31, 2008 in excess of $15 billion;

—	Numerous strategic personnel changes to allow for our continued growth and success;

—	Commencing construction on one of the first new domestic nuclear generation facilities in over 30 years;

—	Ratings upgrades from both Moody’s Investors Services and Standard & Poor’s;

—	Increase in our primary credit facility from $850 million to $1.05 billion and the post-year end extension of the majority of the credit facility for an additional year despite the upheaval in the financial and credit markets in 2008; and

—	Successfully remediating and/or mitigating the last of the five material weaknesses identified in our Form 10-K for the period ended August 31, 2007.

At the recommendation of our Chief Executive Officer, the Compensation Committee approved the following fiscal year 2009 base salaries, target fiscal year 2009 annual cash incentive compensation and fiscal year 2009 long-term equity incentive compensation for our Chief Executive Officer and our other named executive officers. Despite our record financial results, we experienced a precipitous decline in our share price and a corresponding decline in shareholder value during fiscal year 2008 and into early fiscal year 2009, as the worldwide economic conditions deteriorated significantly. The resulting financial and credit crises led to a severely limited availability of business credit and worldwide stock markets plummeted. As a result, the annual cash incentive compensation associated with fiscal year 2008 results was significantly reduced in early fiscal year 2009 in order to conserve cash during a period of significant economic slowdown. Additionally, the Chief Executive Officer recommended and the Compensation Committee agreed to not raise base salaries except to reflect a change in an individual’s role or increased responsibilities.

Fiscal Year 2009 Target Total Direct Compensation Table

					Target Long-Term		Target Total
	Annual Base		Target Annual Cash		Equity Incentive		Direct
Named Executive Officer	Salary Rate		Incentive Compensation		Compensation		Compensation

J.M. Bernhard, Jr.	$1,760,000	19.3%	$2,640,000	29.0%	$4,700,000	51.7%	$9,100,000	100%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$604,000	24.1%	$800,000	32.0%	$1,100,000	43.9%	$2,504,000	100%
Executive Vice President and Chief Financial Officer
David L. Chapman, Sr.,	$750,000	25.4%	$1,000,000	33.9%	$1,200,000	40.7%	$2,950,000	100%
President, Fabrication & Manufacturing Group
Gary P. Graphia	$850,000	34.7%	$850,000	34.7%	$750,000	30.6%	$2,450,000	100%
Executive Vice President, and Chief Operating Officer
Louis J. Pucher	$525,000	29.2%	$525,000	29.2%	$750,000	41.6%	$1,800,000	100%
President, Energy & Chemicals Group

J.M. Bernhard, Jr. Mr. Bernhard’s Target Total Direct Compensation for fiscal year 2009, which remained unchanged from fiscal year 2008, was $9,100,000, which fell in the 50th to 75th percentile range for similar positions in the Heavy Industrial peer group and was above the 75th percentile for similar positions in Industry peer group. Since the Company’s founding in 1987, through Mr. Bernhard’s leadership as founder, Chief Executive Officer, President and Chairman of the Board, we have grown from a local fabrication shop to a Fortune 500 company that is among the premier engineering and construction companies in the world.

Brian K. Ferraioli.  Mr. Ferraioli’s Target Total Direct Compensation for fiscal year 2009 was $2,504,000, which was between the 50th and the 75th percentiles for similar positions in our Heavy Industrial and at the 75th percentile in our Industry Peer comparator groups and reflects an approximate 13.4% increase from his targeted fiscal year 2008 total compensation. Mr. Ferraioli joined the Company in July 2007 as Executive Vice President of Finance and was promoted to Executive Vice President and Chief Financial Officer in October 2007. Mr. Ferraioli was recruited from another engineering and construction company due to his industry experience, personal drive and focus on key financial matters. Over the last year, Mr. Ferraioli has made numerous strategic personnel and policy changes within our finance organization to allow for our continued growth and success. Under his leadership we: (i) successfully obtained ratings upgrades from both Moody’s Investors Services and Standard & Poor’s; (ii) increased our primary credit facility from $850 million to $1.05 billion in fiscal year 2008 and during fiscal year 2009 extended the majority of the credit facility participants for an additional year, despite significant upheaval in the financial and credit markets and (iii) coordinated the successful remediation of seven material weaknesses that we identified in our Form 10-K for the periods ended August 31, 2007 and 2008.

David L. Chapman, Sr. Mr. Chapman’s Target Total Direct Compensation for fiscal year 2009 was $2,950,000 was above the 75th percentile for similar positions in the Heavy Industrial peer group and between the 50th and the 75th percentiles for similar positions in our Industry peer group. His fiscal year 2009 target compensation reflects an approximate 12.3% increase from his targeted fiscal year 2008 total compensation. In fiscal year 2008, under Mr. Chapman’s leadership, our Fabrication & Manufacturing Group generated EBITDA of $126.4 million, an increase of 32% over fiscal year 2007 and Operating Cash Flow of $69.4 million, an increase of 106% over fiscal year 2007.

Gary P. Graphia.  Mr. Graphia’s Target Total Direct Compensation for fiscal year 2009 was $2,450,000, which was at the 50th percentile for similar positions in our Heavy Industrial peer group and above the 75th percentile in our Industry peer group, and reflects an approximate 50.8% increase from his targeted fiscal year 2008 total compensation. Mr. Graphia joined Shaw in 1999 as our General Counsel and Corporate Secretary until his appointment to Executive Vice President, Secretary and Chief Legal Officer in 2006. During most of fiscal year 2008, he served as Executive Vice President, Corporate Development and Strategy until his promotion to his current position of Executive Vice President and Chief Operating Officer in December 2008 at which time his compensation was adjusted to reflect his new position. Mr. Graphia’s focus remains on improving performance of the business units and the coordination with Westinghouse on the global development of new AP1000 nuclear project proposals. His current compensation is reflected in the 2009 Target Total Direct Compensation tables. In fiscal year 2007, he oversaw the successful acquisition and integration of our investment in Westinghouse and, in fiscal year 2009, the divestiture of our interests in our Energy Delivery Services interests as well as numerous administrative functions.

Louis J. Pucher.  Mr. Pucher’s Target Total Direct Compensation for fiscal year 2009 was $1,800,000, which was between the 50th and the 75th percentiles for similar positions in our Heavy Industrial peer group and at the 50th percentile for similar positions in our Industry peer group. His fiscal year 2009 target compensation reflects an approximate 33.3% increase compared to his targeted fiscal year 2008 total compensation. Mr. Pucher joined us in March 2007 as President of Energy & Chemicals Operations, and was promoted to his current position of President, Energy & Chemicals Group in July 2007. In fiscal year 2008, under Mr. Pucher’s leadership, our Energy & Chemicals Group generated EBITDA of $96.0 million, an increase of 177% over fiscal year 2007.

Base Salary

General.  Base salaries provide an underlying minimum level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. When setting base salaries the Compensation Committee considers and will continue to consider our recent growth and financial performance as well as the competitive environment for executive talent and the need to recruit and retain a high-performing management team. An individual’s performance, the demands of a particular executive position, the scope of an executive officer’s on-going duties, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation Peer Group in which we compete for executive talent, internal equity, our general financial performance or other factors may result in a variation from the targeted range. These factors are not given a defined weight, rather the Compensation Committee considers the relevance of each factor on an individual bases. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” Given that our Chief Executive Officer maintains a significant equity interest in our Company and the strong demand for (and potential high mobility of) experienced executive talent in the engineering and construction industry, the base salary component for certain of our named executive officers exceeds the 75th percentile of base salaries for similar positions in both the Heavy Industrial and Industry Peer comparator groups.

Fiscal Year 2009 Base Salaries for Our Named Executive Officers.  Due to the severe economic downturn during 2008 and 2009 and in an effort to conserve cash, we did not increase executive base salaries other than to reflect a change in an individual’s role or increased responsibilities. Specifically, Mr. Graphia’s base salary was adjusted in December 2008 to reflect his promotion to Executive Vice President and Chief Operating Officer and Mr. Pucher’s base salary was increased based on the Committee’s review of the internal equity of our group leaders and of the improved performance of our Energy & Chemicals Group under his leadership. See “— Mix of Compensation Components — Fiscal Year 2009 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered in connection with establishing fiscal year 2009 base salaries for our named executive officers. The following table reflects changes to fiscal year 2009 base salaries:

	Fiscal Year 2009	% Change (relative
Named Executive Officer	Base Salary(1)	to Fiscal Year 2008)

J.M. Bernhard, Jr.	$1,760,000	0%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$604,000	0%
Executive Vice President and Chief Financial Officer
David L. Chapman, Sr.	$750,000	0%
President, Fabrication & Manufacturing Group
Gary P. Graphia	$850,000	70%
Executive Vice President and Chief Operating Officer
Louis J. Pucher	$525,000	16%
President, Energy & Chemicals Group

(1)	See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for base salary history.

Annual Cash Incentive Compensation

Management Incentive Program.  Annual cash incentive compensation under our MIP is designed to reward short-term performance results of our target corporate and business unit financial and operating goals and may be awarded to eligible employees, including executive officers. The Compensation Committee believes that a cash incentive compensation plan serves as additional motivation for executive officers to address annual performance goals by providing a more immediate performance reward in addition to the potential longer-term value of equity awards. The cash incentive opportunity of each of our executive officers recognizes his senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

—	MIP Target and Payout Range. Key management and certain other employees have a MIP target expressed as a percentage of his base salary and is based generally upon market information, internal equity considerations and their ability to assist the Company and its subsidiaries in achieving or exceeding identified Company and business unit financial and operational goals. With the exception of two named executive officers who have minimum targets established in their employment agreements, payout amounts are directly tied to the annual performance of both the Company and the individual and range from zero to a maximum of two times the target percentage — a range we believe is common among our Peer Group. With respect to future employment agreements, the Executive Compensation Guidelines prohibit recurring guaranteed and minimum annual cash incentive compensation. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

—	Factors Affecting Payout Amount. Payout of a MIP award is based 50% on the achievement of certain target financial and operational performance measures and 50% on the subjective evaluation of a number of variable performance factors. Regardless of whether these targets or performance factors are met, the Compensation Committee retains complete discretion to modify any proposed MIP award.

—	Financial and Operational Performance Targets. At its meeting on December 19, 2008, the Compensation Committee approved the financial and operational performance targets which would serve as the basis for the calculation of the fiscal year 2009 MIP targets. The Compensation Committee determined that the MIP calculation would be based on fiscal year 2009 target EBITDA and target operating cash flow for our business lines (including Shaw Consolidated). Management and the Compensation Committee believe that these financial and operational performance targets are good proxies for shareholder value. For corporate employees participating in the MIP, 10% of the entire payout amount depends on achieving target consolidated operating cash flows and 40% on the achievement of target consolidated EBITDA. For business unit employees participating in the MIP, 5% of the payout amount depends on achieving target business unit operating cash flows, 5% depends on achieving target consolidated operating cash flows, 20% is based on target business unit EBITDA and 20% on consolidated EBITDA.

—	Variable Performance Factors. The remaining 50% of the award is based upon a subjective evaluation of various discretionary performance factors, including environmental, health and safety performance; legal and regulatory compliance; ethics; organizational development; earnings growth; new awards; revenue; effective cost management; attraction, retention and development of high potential employees; compliance with our internal Sarbanes Oxley program, satisfactory remediation of the material weaknesses identified in the Company’s Annual Report and other relevant factors as recommended by our CEO

Fiscal Year 2009 Annual Cash Incentive Compensation for Our Named Executive Officers.  The following table shows the fiscal year 2009 financial and operational performance target and actual goal attainment levels, target cash incentive compensation amounts, including any portion thereof consisting of guaranteed minimum annual cash incentive compensation, and cash amounts actually paid to each of our named executive officers. Please see “Mix of Compensation Components — Fiscal Year 2009 Target Total Direct Compensation for Our Named Executive Officers” for a discussion of the specific factors that were considered in determining the amounts that would be paid to our named executive officers with respect to the variable portion of the MIP award.

					Fiscal Year 2009
			Company Financial / Operating/		Annual Cash Incentive
Named Executive		Target	Discretionary (millions)		Incentive Compensation
Officer	Financial Performance Goals(1)	Weighting	Target	Actual(2)	Target	Actual

J.M. Bernhard, Jr.	Shaw Consolidated EBITDA	40%	$435.9	$342.0	$1,056,000	$818,400
Chairman, President	Shaw Consolidated Operating Cash Flow	10%	$388.4	$719.4	264,000	501,600
and Chief Executive	Material Weakness Remediation	25%	N/A	N/A	660,000	660,000
Officer	Other Variable Factors	25%	N/A	N/A	660,000	396,000

					$2,640,000	$2,376,000

Brian K. Ferraioli	Shaw Consolidated EBITDA	40%	$435.9	$342.0	$320,000	$248,000
Executive Vice	Shaw Consolidated Operating Cash Flow	10%	$388.4	$719.4	80,000	152,000
President and Chief	Material Weakness Remediation	25%	N/A	N/A	200,000	200,000
Financial Officer	Other Variable Factors	25%	N/A	N/A	200,000	120,000

					$800,000	$720,000

David L. Chapman, Sr.	F&M Group EBITDA	20%	$137.5	$139.2	$200,000	$200,000
President, Fabrication	F&M Group Operating Cash Flow	5%	$102.3	$222.3	50,000	100,000
& Manufacturing	Shaw Consolidated EBITDA	20%	$435.9	$342.0	200,000	160,000
Group	Shaw Consolidated Operating Cash Flow	5%	$388.4	$719.4	50,000	90,000
	Material Weakness Remediation	25%	N/A	N/A	250,000	250,000
	Other Variable Factors	25%	N/A	N/A	250,000	400,000

					$1,000,000	$1,200,000

Gary P. Graphia	Shaw Consolidated EBITDA	40%	$435.9	$342.0	$340,000	$263,500
Executive Vice	Shaw Consolidated Operating Cash Flow	10%	$388.4	$719.4	85,000	161,500
President and Chief	Material Weakness Remediation	25%	N/A	N/A	212,500	212,500
Operating Officer	Other Variable Factors	25%	N/A	N/A	212,500	127,500

					$850,000	$765,000

Louis J. Pucher	E&C Group EBITDA	20%	$107.2	$124.5	$105,000	$120,750
President, Energy &	E&C Group Operating Cash Flow	5%	$(12.0)	$30.3	26,250	52,500
Chemicals Group	Shaw Consolidated EBITDA	20%	$435.9	$342.0	105,000	84,000
	Shaw Consolidated Operating Cash Flow	5%	$388.4	$719.4	26,250	47,250
	Material Weakness Remediation	25%	N/A	N/A	131,250	131,250
	Other Variable Factors	25%	N/A	N/A	131,250	139,250

					$525,000	$575,000

(1)	Target and actual results for both Shaw Consolidated EBITDA and Shaw Consolidated Operating Cash Flow exclude results from the Investment in Westinghouse segment which financial results are subject to significant non-cash and non-operating foreign exchange translation fluctuations.

(2)	Actual EBITDA and Operating Cash Flow results for both Shaw Consolidated and the business units are adjusted for certain items at the Compensation Committee’s discretion based on management’s recommendations in accordance with the MIP. Adjustments for fiscal 2009 include the reallocation of profits between operating segments for certain projects and reallocation to actual results to ensure consistency in the accounting treatment of items between target and actual. In addition, actual EBITDA was based on preliminary results for 2009. After the Compensation Committee met and approved awards for 2009, actual results were updated in accordance with Generally Accepted Accounting Principles (“GAAP”) to reflect changes in project accounting estimates. The final actual results would not have changed the awards by more than 1%.

The fiscal year 2009 cash incentive compensation payouts also appear in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Guaranteed Minimum Annual Cash Incentive Compensation.  Under their respective employment agreements, Messrs. Ferraioli and Chapman were entitled to a guaranteed minimum annual cash incentive compensation amounts, although both received MIP awards greater than the guaranteed minimum. For fiscal year 2009, the guaranteed minimum annual cash incentive compensation amount for Mr. Ferraioli was $200,000 and for Mr. Chapman was $750,000. These guaranteed minimum annual cash incentive compensation amounts also appear in the Summary Compensation Table in the “Bonus” column for fiscal year 2009. Effective fiscal year 2010, Mr. Ferraioli has agreed to permanently waive his guaranteed minimum annual cash incentive compensation amount. For additional information regarding these guaranteed payments, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Long-Term Equity Incentive Compensation

We believe that long-term equity incentive compensation motivates our executives to focus on achieving our long-term business objectives and strategies, including our long-term financial and operational goals, by directly aligning our executives’ interests with our shareholders’ interests through stock ownership.

The Compensation Committee determines the amount of annual long-term equity incentive compensation, which consists of stock options and/or restricted stock units, based on competitive market data and other factors. As with the other elements of total compensation, the Compensation Committee generally targets long-term equity incentive compensation for our executive officers, based on market data, which are subject to adjustment for individual performance, executive responsibility, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation trends for the general Peer Group talent pool, internal equity, our general financial performance or other factors. While the specific percentage of total compensation that long-term equity awards comprise will vary among executive officers, generally the value of annual long-term incentive equity awards granted by the Company tends to be less than the value awarded to similarly situated officers in the Peer Group. For fiscal year 2009, the Compensation Committee determined that 50% of the value of long-term equity incentive compensation at the time of award would be allocated as stock options and 50% would be allocated as restricted stock units. The Compensation Committee believes that this mix provides management with both a significant retention element via the restricted stock units and an incentive element via stock options. Please see the Grants of Plan-Based Awards in Fiscal Year 2009 Table and the notes to the Outstanding Equity Awards at 2009 Fiscal Year End Table for additional information regarding these equity awards.

Fiscal Year 2009 Long-Term Equity Incentive Compensation for Our Named Executive Officers.  At its October 29, 2008 meeting, the Compensation Committee approved the fiscal year 2009 long-term equity incentive compensation amounts for our named executive officers, which are set forth in the table below. Please see “Mix of

Compensation Components — Fiscal Year 2009 Target Total Direct Compensation” for a discussion of the specific factors that the Compensation Committee considered when determining the amount of these awards.

	Fiscal Year 2009
	Long-Term Equity
	Incentive	% Change from
Named Executive Officer	Compensation	Fiscal Year 2008

J.M. Bernhard, Jr.	$4,700,000	0%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$1,100,000	10%
Executive Vice President and Chief Financial Officer
David L. Chapman, Sr.	$1,200,000	6%
President, Fabrication & Manufacturing Group
Gary P. Graphia	$750,000	0%
Executive Vice President and Chief Operating Officer
Louis J. Pucher	$750,000	67%
President, Energy & Chemicals Group

The fiscal year 2009 long-term equity incentive compensation for:

—	Mr. Bernhard was below the 50th percentile of Chief Executive Officers in the Heavy Industrial peer group and was between the 50th and the 75th percentiles of Chief Executive Officers in the Industry peer group.

—	Messrs. Ferraioli and Graphia were below the 50th percentile of their peers in our Heavy Industrial and Industry peer groups in order to meet the Company’s targeted total compensation range.

—	Mr. Chapman was above the 75th percentile for his peers in the Heavy Industrial peer group and was between the 50th and the 75th percentiles of his peers in our Industry peer group. Mr. Chapman’s award is justifiably above the 75th percentile for his peers in the Heavy Industrial peer group in our view given the significant profitability of the F&M business unit and our interest in providing him additional retention incentives.

—	Mr. Pucher was above the 50th percentile of his peers in the Heavy Industrial and Industry peer groups. Further, Mr. Pucher’s increase in the long-term incentive compensation for fiscal year 2009 reflects E&C’s improved financial performance since it was placed under his leadership in July 2007, as discussed above.

In addition, upon the recommendation of our Chief Executive Officer, at its October 29, 2008, meeting, the Compensation Committee approved an extraordinary additional discretionary fiscal year 2009 long-term equity incentive compensation award to all eligible employees, including the named executive officers, which vests over three years with the first third vesting January 1, 2010. This discretionary award was made after taking into account the reduction in the payout amount under the MIP, the decline in the value of our stock, and our need to continue to motivate and retain high quality management personnel. The decline in the Company’s stock price as a result of the general economic slowdown significantly reduced the retentive aspect of previous long-term equity grants and there was concern that key employees could be susceptible to recruitment from competitors. The Compensation Committee decided to grant the additional discretionary long-term equity award to employees in the MIP. The amounts granted were determined by referencing each employee’s MIP target and the actual MIP awards distributed for 2009. The vesting period was based on management’s judgment of a reasonable period that would allow for an effective retention of employees. The value of the equity awards granted to our named executive officers is set forth in the following table:

Additional Discretionary
Fiscal Year 2009
Long-Term Equity
Named Executive Officer	Incentive Compensation

J.M. Bernhard, Jr.	$1,980,000
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$454,600
Executive Vice President and Chief Financial Officer
David L. Chapman, Sr.	$1,162,500
President, Fabrication & Manufacturing Group
Gary P. Graphia	$281,250
Executive Vice President and Chief Operating Officer
Louis J. Pucher	$330,000
President, Energy & Chemicals Group

Fiscal Year 2010 Compensation Decisions

Fiscal Year 2010 Target Total Direct Compensation for Our Named Executive Officers.  The table below sets forth the fiscal year 2010 target compensation for our named executive officers by type of compensation in amounts and as a percentage of the executives’ 2009 target compensation (see “Mix of Compensation Components — Fiscal Year 2009 Target Total Direct Compensation for Our Named Executive Officers” above). As described more fully below, the Compensation Committee set the targets at the start of fiscal year 2010. In making fiscal year 2010 target executive compensation decisions, the Compensation Committee considered our existing compensation philosophy and several other factors including that under the leadership of our executive management team, and despite significant deterioration in the economic conditions, the Company had strong financial and operational results in fiscal year 2009 including: (i) record revenues; (ii) record Operating Cash Flow; (iii) adjusted EBITDA of $342.0 million, a less than a 6% decline during an historic economic downturn (see (1) and (2) of “Fiscal Year 2009 Annual Cash Incentive Compensation for Our Named Executive Officers” for discussion of adjustments to EBITDA); (iv) increased backlog to $22.7 billion; and (v) completed remediation of all material weaknesses initially identified in our 2007 Form 10-K. The Compensation Committee also considered (i) the Company’s 52% increase in revenue over the past three years; (ii) our strategic commitment to a large, long-term investment in the nuclear power market; (iii) our relative performance to our comparator groups in recent years; and (iv) measures taken last year to conserve cash resulting in few base salary adjustments and low cash incentive compensation awards. In addition, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding changes to the components of compensation. Those recommendations included consideration of factors based on each executive’s unique circumstances such as the overall level of stock ownership held; the mix of base salary, annual cash incentive and long-term incentives relative to the peer groups; and historical factors, such as whether base salary had been adjusted in the previous year.

Fiscal Year 2010 Target Total Direct Compensation Table

		% Change			Target Long-	% Change		% Change
		from	Target Annual	% Change from	Term Equity	from	Target Total	from
	Annual Base	Fiscal Year	Cash Incentive	Fiscal Year	Incentive	Fiscal Year	Direct	Fiscal Year
Named Executive Officer	Salary Rate	2009 Target	Compensation	2009 Target	Compensation	2009 Target	Compensation	2009 Target

J.M. Bernhard, Jr.	$2,000,000	13.6%	$3,300,000	25.0%	$4,700,000	0.0%	$10,000,000	9.9%
Chairman, President and Chief Executive Officer
Brian K. Ferraioli	$650,000	7.6%	$800,000	0.0%	$1,400,000	27.3%	$2,850,000	13.8%
Executive Vice President and Chief Financial Officer
David L. Chapman, Sr.	$750,000	0.0%	$1,000,000	0.0%	$1,200,000	0.0%	$2,950,000	0.0%
President, Fabrication & Manufacturing Group
Gary P. Graphia	$850,000	0.0%	$850,000	0.0%	$1,275,000	70.0%	$2,975,000	21.4%
Executive Vice President and Chief Operating Officer
Louis J. Pucher	$525,000	0.0%	$525,000	0.0%	$900,000	20.0%	$1,950,000	8.3%
President, Energy & Chemicals Group

Fiscal Year 2010 Base Salaries for Our Named Executive Officers.  For fiscal year 2010, employees, including our executives, who did not receive a base salary adjustment for fiscal year 2009, yet maintained acceptable level of performance, are eligible to receive a base salary increase for fiscal year 2010. Messrs. Bernhard and Ferraioli, who did not receive base salary adjustments for fiscal year 2009, received increases of 13.6% and 7.6%, respectively.

Fiscal Year 2010 Target Annual Cash Incentive Compensation for Our Named Executive Officers.  For fiscal year 2010, target annual cash incentive compensation amounts for our named executive officers did not increase with the exception of Mr. Bernhard, whose target amount increased 25% to $3,300,000. The Committee believed the named executive officer target amounts did not warrant an increase given their overall target cash compensation relative to the Peer Group while Mr. Bernhard’s target increase was appropriate due to the Committee’s desire to maintain his overall compensation near the 75th percentile of the Peer Group in recognition of his value to the Company and its shareholders.

We will continue to use EBITDA and operating cash flow as part of the financial and operational performance metrics for the calculation of the MIP targets for fiscal year 2010. For our fiscal year 2010 MIP targets, we set EBITDA and operating cash flow targets at what we consider are aggressive levels that we believe will be a challenge for our employees to achieve. This practice is consistent with prior years. In fiscal years 2009 and 2008, for example, we (and our business line combinations, as applicable) did not achieve 100% of the financial and operational performance targets. Disclosing the specific financial targets in advance would likely result in competitive harm to the Company because, among other reasons, such detail would enable our competitors to use the information to our disadvantage as they would know our targeted margins and possibly calculate our pricing on new project proposals. In addition, our clients could use the information to seek and obtain a lower price, possibly resulting in lower profit margins. We do disclose the targets after completion of the fiscal year.

Fiscal Year 2010 Long-Term Equity Incentive Compensation for Our Named Executive Officers.  For fiscal year 2010, Messrs. Ferraioli, Graphia and Pucher received increases in the value of their long-term equity incentive compensation awards of 27.3%, 70% and 20%, respectively. In determining the appropriate amount to award, the Committee considered the factors discussed above in “Fiscal Year 2010 Compensation Decisions — Fiscal Year 2010 Target Total Direct Compensation.”

Retirement Programs

We maintain The Shaw Group Inc. 401(k) Plan (the “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to all eligible employees (including our named executive officers). The plan offers a voluntary pre-tax salary deferral feature under Section 401(k) of the Internal Revenue Code. The value of Company paid matching contributions to our named executive officers under our 401(k) Plan are set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes. We provide our

401(k) Plan to assist our employees in saving some amount of their cash compensation for retirement in a tax efficient manner. The Company provides a matching contribution of 50% of each employee’s contribution up to 6% of each employee’s eligible compensation, subject to applicable Internal Revenue Code limitations. We believe this level of benefit strikes a competitive balance given our diversified domestic employee population which includes a significant mix of professional employees, where this level of benefit is less competitive, and craft employees, where this level of benefit is more competitive, relative to those respective markets. Our 401(k) Plan also promotes retention because employees must remain with the Company for five years in order for matching contributions to be fully vested under the 401(k) Plan.

Welfare and Other Benefits

We maintain welfare benefit programs to meet the health care and welfare needs of our employees and their families, including medical and prescription coverage, dental and vision programs, short-term disability insurance, long-term disability insurance, group life insurance, accidental death and dismemberment insurance, business travel accidental death and dismemberment insurance, supplemental life insurance and dependent life insurance, as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees except (1) long-term disability insurance premiums are paid by us, (2) life and accidental death and dismemberment coverage are both two times the base salary of the applicable executive officer (up to a maximum of $750,000) and (3) business travel accidental death and dismemberment coverage is a principal sum amount up to a maximum of $750,000.

In March 2009, we terminated our executive medical reimbursement plan in which our executive officers participated. This plan previously reimbursed participants for qualified out-of-pocket expenses incurred by them or their eligible dependents for medical, dental and vision care, as well as prescription drugs. The plan also provided executives with an additional $100,000 of accidental death and dismemberment coverage.

Perquisites

Under our Flexible Perquisites Program (the “Flex Program”), our named executive officers, in order to ease the administration of perquisites, receive quarterly payments which total 4% of the executive’s base salary. The Compensation Committee believes the perquisites available to our executive officers under the Flex Program are reasonable and consistent with our overall compensation philosophy and necessary to remain competitive for top executive talent. We do not provide a gross up for taxes on any executive perquisites.

In addition to the Flex Program, we are obligated to provide certain perquisites and executive benefits under existing employment agreements executed prior to the introduction of the Flex Program in 2005. These additional benefits include providing home security services and personal use of our aircraft to our Chief Executive Officer to ensure his safety. Our corporate aircraft are available for personal use by our other named executive officers with prior approval by our Chief Executive Officer and reimbursement by the executive. A description of the relevant provisions of the employment agreements with each of our named executive officers is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

In some instances, we have committed to providing limited use of our aircraft during an executive’s required relocation as an additional component of their relocation. Consistent with market practices, for certain key executives, we provide gross up of related employment and income taxes in order to ensure the relocation is cost neutral to the employee.

The incremental costs to the Company to provide these perquisites are set forth in the Summary Compensation Table under the “All Other Compensation” column and related notes.

Policies Relating to Our Common Stock

Our Equity-Based Compensation Award Practices.

The annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive compensation awards. This occurs at the start of each fiscal year before the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We do not back date or re-price options, and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about Shaw that has not been publicly disclosed.

Insider Trading/Hedging Policy.

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of Shaw or Shaw-related security, whether issued by us or another company, while the trading window is closed or if aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Company personnel.

Stock Ownership Guidelines.

Equity compensation encourages our executives to have an owner’s perspective in managing our Company. Starting January 1, 2010, our executives and non-employee directors are expected to maintain a certain level of stock-based awards. With up to five years to meet the criteria, our Chief Executive Officer is expected to hold at least five times his current base salary while certain other executives are expected to hold at least two and a half times their current base salary in Company stock-based awards. From January 1, 2010 forward, our non-employee directors are expected to hold at least 25% of the shares of stock-based awards granted until their departure from our Board. We determine the value of stock holdings for purposes of these guidelines based on the value as measured at the time the stock-based award was granted, whether vested or unvested.

Compensation Recoupment Policy

We do not have a formal policy for adjusting or recovering payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under Section 304 of the Sarbanes-Oxley Act, if our financial statements must be restated as a result of misconduct by our Chief Executive Officer or Chief Financial Officer, then our Chief Executive Officer or Chief Financial Officer, as applicable, may be required to repay cash incentive compensation amounts, incentive-based compensation, equity based compensation and stock sale profits received during the 12-month period following the initial filing of the financial statements that required restatement. If this situation were to occur, we would expect to recover such awards. In other events we would review the situation in light of the responsibility of the individuals involved and the extent to which the award or payment to individuals not responsible nevertheless represented appropriate compensation for their services.

Severance and Change in Control Benefits

We provide severance and change in control benefits to our named executive officers in their employment agreements. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for a description of the benefits offered to each named executive officer.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to certain of the executive officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to Shaw, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Grants made to executive officers under our equity incentive plans and cash payments under our MIP are structured generally to be deductible under Section 162(m). The Compensation Committee intends, however, to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Shaw and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Shaw and our shareholders. For example, any grants of restricted stock or restricted stock units made outside of our performance-based plans would be subject to deductibility limits under Section 162(m). Further, a portion of Mr. Bernhard’s base salary is non-deductible under Section 162(m), however the Compensation Committee believes that Mr. Bernhard’s base salary is consistent with our compensation philosophy and the demands of his position, the scope of his responsibilities and their belief that this best incentivizes his performance. Mr. Bernhard holds a significant amount of Shaw equity so increased cash compensation is warranted. Competitive compensation analysis shows the base salary and overall compensation level to be within a reasonable range.

Accounting for Share-Based Compensation.

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award. Consequently, the Compensation Committee has consistently approved long-term equity incentive compensation in the form of stock options and restricted stock or restricted stock units that are satisfied by the delivery of shares in order to avoid potential mark-to-market accounting issues associated with awards that may be satisfied by the delivery of cash, such as stock appreciation rights. However, with respect to the fiscal year 2009 long-term equity incentive compensation grants, due to the limited availability of shares under our 2001 Employee Incentive Compensation Plan (“2001 Incentive Plan”), the Compensation Committee approved awards covering approximately 1,270,000 shares, which could have been settled in cash if the 2008 Incentive Plan had not been approved at the Annual Meeting on January 28, 2009. Our shareholders approved the 2008 Incentive Plan, and as a result, the awards covering approximately 1,270,000 shares that were initially approved to be settled in cash were cancelled and replacement awards with identical terms were issued under the 2008 Incentive Plan on January 28, 2009.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that The Shaw Group Inc. specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed with management the disclosure set forth above under the heading “Compensation Discussion and Analysis.” Based on its review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement for the Annual Meeting and incorporated by reference in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009.

Submitted by the Compensation Committee of the Board of Directors.

Daniel A. Hoffler, Chairman
James F. Barker
Albert D. McAlister

SUMMARY COMPENSATION

The following table summarizes the compensation for each of our named executive officers for the fiscal years ended August 31, 2009, 2008 and 2007.

Summary Compensation Table for the Fiscal Years Ended August 31, 2009, 2008 and 2007

						Non-Equity
						Incentive	All
	Fiscal			Stock	Option	Plan	Other
	Years	Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Ended	(2)	(3)	(4)	(5)	(6)	(7)		Total
J.M. Bernhard, Jr.	2009	$1,767,617	$—	$3,895,961	$3,022,974	$2,376,000	$548,915		$11,611,467
Chairman, President and	2008	1,735,386	—	2,578,369	2,639,443	264,000	750,257	(7d)	7,967,455
Chief Executive Officer	2007	1,579,400	—	2,618,397	2,313,726	2,112,000	710,762	(7d)	9,334,285

Brian K. Ferraioli(1)	2009	606,615	200,000	686,477	323,822	520,000	57,340		2,394,254
Executive Vice President and Chief Financial Officer	2008	603,891	135,400	266,984	208,519	—	459,886	(7d)(8)	1,674,680

David L. Chapman, Sr.(1)	2009	753,245	750,000	1,005,493	335,525	450,000	56,460		3,350,723
President, Fabrication &	2008	726,923	37,500	223,841	292,222	—	70,350		1,350,836
Manufacturing Group	2007	590,718	500,000	91,147	252,128	550,000	42,466		2,026,459

Gary P. Graphia(1)	2009	759,449	231,050	663,385	425,507	765,000	50,440		2,894,831
Executive Vice President and Chief Operating Officer	2008	497,023	—	416,448	367,143	37,500	36,801	(7d)	1,354,915

Louis J. Pucher(1)	2009	515,481	—	1,344,630	127,946	575,000	46,611		2,609,668
President, Energy & Chemicals Group

(1)	Mr. Ferraioli was not a named executive officer in fiscal year 2007 as he was hired in July 2007 and did not assume the role of Chief Financial Officer until October 2007; therefore, only information for fiscal years 2008 and 2009 have been included in the Summary Compensation Table. Mr. Chapman was a named executive officer in fiscal year 2007, but not fiscal year 2008; however, information for all three years has been included in the Summary Compensation Table. Mr. Graphia was not a named executive officer in fiscal year 2007 as he has been promoted twice since that time; therefore, only information for fiscal years 2008 and 2009 have been included in the Summary Compensation Table. See “Our Executive Management Team” above for information with respect to Mr. Graphia’s promotions. Mr. Pucher was not a named executive officer in fiscal years 2007 and 2008; therefore, only fiscal year 2009 information has been included in the Summary Compensation Table. Mr. Pucher reached normal retirement age during fiscal year 2009 and therefore, is entitled to the immediate vesting of all restricted stock previously granted to him under our 2001 Incentive Plan and on January 28, 2009, under our 2008 Incentive Plan. In accordance with ASC 718, compensation expense for grants to retirement-eligible employees with accelerated vesting provisions is recorded from the grant date to the retirement eligibility date. As a result, Mr. Pucher’s compensation includes higher expense associated with his restricted stock awards. Effective October 2009 and going forward, the provision for immediate vesting of restricted stock awards and units upon normal retirement age has been removed from all grant agreements.

(2)	This column reflects the base salary for each of our named executive officers. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our 401(k) Plan.

(3)	For Messrs. Ferraioli and Chapman, this column represents guaranteed minimum annual cash incentive compensation, which is part of the total annual MIP compensation awarded to these named executive officers. The balance of the annual MIP compensation for Messrs. Ferraioli and Chapman is included in the Non-Equity Incentive Plan Compensation column of this table. The bifurcated presentation of the total annual MIP compensation is necessary to comply with the guidance associated with this required disclosure. For Messrs. Ferraioli and Chapman, the fiscal year 2008 amounts include only a portion of their guaranteed minimum annual MIP cash incentive compensation, as they each waived their right to receive the full amount. Mr. Ferraioli was entitled to a $151,000 guaranteed minimum annual MIP cash incentive compensation in fiscal year 2008; however, he elected to forego $90,600. Mr. Chapman was entitled to a $750,000 guaranteed minimum annual MIP cash incentive compensation in fiscal year 2008; however, he elected to forego $712,500. In December 2009, Mr. Ferraioli agreed to permanently waive his right to any future guaranteed minimum annual MIP compensation. Mr. Ferraioli’s fiscal year 2008 amount also includes a $75,000 special bonus paid in connection with the successful and timely filing of our Quarterly Report on Form 10-Q for the period ended November 30, 2007 following a series of previously late periodic filings. For Mr. Graphia, the fiscal year 2009 amount represents the portion of the Retention Amount earned during fiscal year 2009. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below for information with respect to Mr. Graphia’s Retention Amount. Messrs. Bernhard, Graphia, and Pucher do not have any guaranteed minimum annual cash incentive compensation.

(4)	This column includes the amount we expensed in fiscal year 2009 for stock awards, in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of stock awards is generally determined as of the date of grant using our closing market price on the date of grant.

(5)	This column includes the amount we expensed in fiscal year 2009 for option awards, in accordance with ASC 718. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of fair value are included in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009.

(6)	Amounts shown in this column represent the annual cash incentive compensation paid for fiscal year 2009, 2008 and 2007 performance-based awards granted under our MIP, excluding any guaranteed minimum annual cash incentive compensation included in the Bonus column of the table. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — Management Incentive Program” above and “Grants of Plan-Based Awards in Fiscal Year 2009” below.

(7)	The following table describes the components of the “All Other Compensation” column for fiscal year 2009. Some of the amounts in the table below were paid directly by us and some were reimbursed by us to the named executive officers. Beginning with this Proxy statement, for all three years in the Summary Compensation Table, we revised our methodology for calculating the incremental cost of personal usage of corporate aircraft. Please reference clause (d) below for additional information regarding our revised methodology. Also, the table below does not include amounts for the following perquisites because there was no incremental cost associated with these perquisites during fiscal year 2009.

—	We purchase tickets to athletic and other entertainment events generally for client entertainment purposes. If the tickets are not being used for client entertainment purposes, employees, including our named executive officers, may use the tickets.

—	We are a member of a hunting and fishing club in southwest Louisiana that we use primarily for client entertainment purposes. If we are not using the club for client entertainment purposes, employees, including our named executive officers, may use the club.

—	Guests may accompany named executive officers on business trips at times. If our aircraft is used and a guest travels with the named executive officer on the business trip, there is no incremental cost to us.

	J.M.	Brian K.	David L.	Gary P.	Louis J.
	Bernhard, Jr.	Ferraioli	Chapman, Sr.	Graphia	Pucher
(a) Company Paid Insurance Premiums	$2,080	$2,080	$2,080	$2,080	$2,080
(b) Executive Medical Reimbursement Plan	6,287	15,738	11,134	1,430	12,201
(c) Company Contributions to 401(k) Plan	8,250	11,818	8,250	8,250	10,211
(d) Personal Use of Corporate Aircraft	178,525	2,554	—	8,613	—
(e) Automobile Expenses	20,436	—	26,594	—	—
(f) Security Services	252,900	—	—	—	—
Relocation Benefits	—	256	—	—	—
(g) Country Club Dues & Fees	10,037	—	6,456	—	—
(h) Spouse Expenses at Business Functions	—	—	1,212	—	870
(i) Gifts	—	734	734	734	734
(j) Flex Program Payout	70,400	24,160	—	29,333	20,515

TOTAL	$548,915	$57,340	$56,460	$50,440	$46,611

(a)	Represents the dollar value of the premiums paid directly by us for life insurance, long-term disability insurance and accidental death and dismemberment insurance. These premiums are paid for certain executives, including but not limited to the named executive officers, and represent the amounts that exceed the costs of the programs generally available to all full-time professional employees.

(b)	Represents plan administration fees and amounts reimbursed by us through our executive medical reimbursement plan for out-of-pocket expenses for medical, dental and vision care, as well as prescription medication. This plan was terminated on March 31, 2009, and was available to certain executives, including but not limited to the named executive officers.

(c)	Represents our contributions to our 401(k) Plan, which is a tax-qualified, defined contribution retirement plan available to all employees who are at least 21 years old and have one hour of service. The Company provides a matching contribution of 50% of each employee’s contribution to the 401(k) Plan up to 6% of each employee’s eligible compensation, subject to applicable Internal Revenue Code limitations. As a result of nondiscrimination testing of highly compensated employees, refunds of employee 401(k) Plan withholdings and the forfeiture of our corresponding contribution may take place in subsequent years. The amounts indicated remain subject to potential reduction for past or potential forfeitures as a result of nondiscrimination testing.

(d)	The incremental cost of personal usage of corporate aircraft was calculated by multiplying certain variable operating costs per hour by the number of hours flown by each named executive officer for personal use (excluding the hours associated with deadhead legs, which are often directed by the Company for repositioning of the aircraft to locations most beneficial to the Company’s operations). Beginning with this Proxy statement, for all three years in the Summary Compensation Table, we revised our methodology to exclude certain costs which were previously included in our incremental cost calculation, including costs associated with regularly scheduled or planned maintenance, upgrades and improvements, and aviation subscriptions and publications, as these are not considered variable in nature.

The following variable operating costs were included in our calculation of incremental cost:

- fuel;
- incremental repairs and maintenance;
- catering and supplies;
- travel and lodging expenses for the crew; and
- landing, flight planning and other related fees.

The following costs were not included in our calculation of incremental cost:

- fixed costs, such as crew compensation, lease expenses, insurance and hangar rent;

- costs associated with regularly scheduled or planned maintenance, upgrades and improvements, and aviation subscriptions and publications; and

- the amount of our fiscal year 2009 disallowed tax deduction. Internal Revenue Code Section 274(e) limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executive that used the aircraft. For fiscal year 2009, the total amount of our disallowed tax deduction resulting from personal use of the corporate aircraft by our employees, including our named executive officers, was approximately $2.9 million.

The revised methodology described above decreased the reported amounts in prior years’ proxy statements for each of our named executive officers with personal corporate aircraft usage. We have therefore adjusted the amounts in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2007 and fiscal year 2008 for the named executive officers affected.

The costs included for Mr. Ferraioli’s fiscal year 2009 aircraft usage were incurred when a previously planned personal trip on a commercial airline was delayed for business reasons. Mr. Ferraioli was allowed use of the Company aircraft to complete his personal trip as originally planned.

(e)	We provide Mr. Bernhard with a Company-owned automobile for business and personal use. The aggregate incremental cost reflected in the table above includes fuel, maintenance, insurance and annual depreciation expense based on an estimated useful life of five years. We reimburse Mr. Chapman for expenses related to the use of his personal automobile. The aggregate incremental cost reflected in the table above includes reimbursements for the monthly lease payments, insurance, fuel and maintenance. For both Mr. Bernhard and Mr. Chapman, we have included 100% of the costs paid by us as the aggregate incremental costs, which includes both personal and business use of the vehicles.

(f)	Represents the cost of security services provided at Mr. Bernhard’s personal residence.

(g)	Represents the total amount paid for country club dues and related fees. These club memberships are not used exclusively for business purposes.

(h)	Represents costs incurred by us for the named executive officers’ spouses to accompany them to business events.

(i)	Represents food gift packages given to spouses of certain executives, including but not limited to the named executive officers.

(j)	Represents 4% of each named executive officer’s annual base salary paid out on a calendar quarter basis in accordance with our Flex Program. See discussion above under “Compensation Discussion and Analysis — Perquisites.”

(8)	Mr. Ferraioli’s fiscal year 2008 amount has been adjusted to include an additional $62,914 for a relocation reimbursement payment made to Mr. Ferraioli in December 2008 to cover taxes on portions of his relocation expenses incurred in fiscal year 2008.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

The following table provides information about cash and equity incentive compensation awarded to our named executive officers in fiscal year 2009. During fiscal year 2009, the named executive officers received three types of plan-based awards:

Management Incentive Program.  Our MIP is based on achieving or exceeding identified Company and business unit financial and operating performance targets and variable performance factors. Awards under the program are allowed to be made in the form of cash-based awards, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards. For additional information about the plan, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — Management Incentive Program.”

Restricted Stock Units.  The restricted stock units were granted under our 2001 Incentive Plan and our 2008 Incentive Plan. In fiscal year 2009, we issued two long-term equity incentive compensation awards to eligible employees — our annual fiscal year 2009 long-term equity incentive compensation award and an additional special discretionary award (categorized as “Annual” and “Discretionary” in the table below). Mr. Graphia was also awarded restricted stock units in connection with the execution of his amended and restated employment agreement (categorized as “COO Award” in the table below). For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.”

Options.  The stock options were granted under our 2001 Incentive Plan and our 2008 Incentive Plan. In fiscal year 2009, we issued stock options to eligible employees in connection with our annual long-term equity incentive compensation grant. Mr. Graphia was also awarded stock options in connection with the execution of his amended and restated employment agreement (categorized as “COO Award” in the table below). For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.”

Grants of Plan-Based Awards for the Fiscal Year Ended August 31, 2009

									All Other	All Other		Grant
									Stock	Option	Exercise	Date
									Awards:	Awards:	or Base	Fair
						Estimated Future Payouts			Number of	Number of	Price of	Value of
						Under Non-Equity Incentive			Shares of	Securities	Option	Stock and
				Grant	Plan	Plan Awards (2)			Stock or	Underlying	Awards	Option
		Grant	Grant	Approval	Approval	Threshold		Maximum	Units	Options	($/Share)	Awards
Name	Plan	Type	Date (1)	Date (1)	Date (1)	($)(2a)	Target ($)	($)(2b)	(3)	(4)	(5)	($)(6)
J.M. Bernhard, Jr.		MIP					2,640,000	5,280,000
	2001 Incentive Plan	Restricted Stock — Annual	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Annual	1/28/2009	10/28/2008	1/28/2009				138,272			4,063,814
	2001 Incentive Plan	Restricted Stock — Discretionary	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Discretionary	1/28/2009	10/28/2008	1/28/2009				110,676			3,252,768
	2001 Incentive Plan	Options	10/31/2008	10/28/2008	1/16/2001					226,871	17.89	3,083,177

Brian K. Ferraioli		MIP					600,000	1,400,000
	2001 Incentive Plan	Restricted Stock — Annual	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Annual	1/28/2009	10/28/2008	1/28/2009				32,362			951,119
	2001 Incentive Plan	Restricted Stock — Discretionary	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Discretionary	1/28/2009	10/28/2008	1/28/2009				25,411			746,829
	2001 Incentive Plan	Options	10/31/2008	10/28/2008	1/16/2001					53,097	17.89	463,006

David L. Chapman, Sr.		MIP					250,000	1,250,000
	2001 Incentive Plan	Restricted Stock — Annual	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Annual	1/28/2009	10/28/2008	1/28/2009				35,303			1,037,555
	2001 Incentive Plan	Restricted Stock — Discretionary	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Discretionary	1/28/2009	10/28/2008	1/28/2009				64,980			1,909,762
	2001 Incentive Plan	Options	10/31/2008	10/28/2008	1/16/2001					57,925	17.89	505,106

Gary P. Graphia		MIP					850,000	1,700,000
	2001 Incentive Plan	Restricted Stock — Annual	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Annual	1/28/2009	10/28/2008	1/28/2009				22,065			648,490
	2001 Incentive Plan	Restricted Stock — Discretionary	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Discretionary	1/28/2009	10/28/2008	1/28/2009				15,721			462,040
	2001 Incentive Plan	Restricted Stock — COO Award	1/2/2009	12/8/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — COO Award	1/28/2009	12/8/2008	1/28/2009				12,103			355,707
	2001 Incentive Plan	Options	10/31/2008	10/28/2008	1/16/2001					36,203	17.89	315,690
	2001 Incentive Plan	Options — COO Award	1/2/2009	12/8/2008	1/16/2001					—	—	—
	2008 Incentive Plan	Options — COO Award	1/28/2009	12/8/2008	1/28/2009					18,233	22.83	304,126

Louis J. Pucher		MIP					525,000	1,050,000
	2001 Incentive Plan	Restricted Stock — Annual	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Annual	1/28/2009	10/28/2008	1/28/2009				22,065			648,490
	2001 Incentive Plan	Restricted Stock — Discretionary	10/31/2008	10/28/2008	1/16/2001				—			—
	2008 Incentive Plan	Restricted Stock — Discretionary	1/28/2009	10/28/2008	1/28/2009				18,446			542,128
	2001 Incentive Plan	Options	10/31/2008	10/28/2008	1/16/2001					36,203	17.89	315,690

(1)	The Compensation Committee approved the awards classified as “Restricted Stock — Annual,” “Restricted Stock — Discretionary” and “Options” in the table above on October 28, 2008 and determined that the grants would be priced at the higher of the closing market price of our stock on the day before or the day after our earnings announcement, October 29, 2008 or October 31, 2008. The latter date, October 31, 2008, was initially used as the grant date for these awards. Due to the limited availability of shares under the 2001 Incentive Plan, the annual and discretionary restricted stock units granted to our named executive officers were approved to be settled in cash subject to shareholder approval of the 2008 Incentive Plan. On January 28, 2009, our shareholders approved the 2008 Incentive Plan. As a result, the annual and discretionary restricted stock units that were initially under the 2001 Incentive Plan were cancelled, and replacement awards with identical terms were issued under the 2008 Incentive Plan on January 28, 2009. The replacement awards will be settled in stock. The Compensation Committee approved the awards classified as “Restricted Stock — COO Award” and “Options — COO Award” on December 8, 2008. Due to the limited availability of shares under the 2001 Incentive Plan, the restricted stock units granted to Mr. Graphia on January 2, 2009 were approved to be settled in cash subject to shareholder approval of the 2008 Incentive Plan. These restricted stock units were also cancelled and replacement awards were issued on January 28, 2009, with identical terms under the 2008 Incentive Plan. Mr. Graphia was initially granted an award of stock appreciation rights on January 2, 2009. In connection with shareholder approval of the 2008 Incentive Plan, this award was also cancelled and a replacement award of stock options was granted on January 28, 2009, with the original January 2, 2009, exercise price and the same terms as the original grant. The 2001 Incentive Plan was approved by our shareholders on January 16, 2001; certain subsequent amendments were approved by our Board and by our shareholders with the last amendment being approved by our Board on November 2, 2007.

(2)	These columns show the range of possible cash payouts under the performance-based portion of our MIP related to fiscal year 2009 performance excluding any guaranteed minimum annual cash incentive compensation amounts that are payable under the plan. For additional information related to our annual cash incentive awards, including performance targets, measures, discretionary factors, weightings and cash amounts actually paid to each of our named executive officers, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — Management Incentive Program — Fiscal Year 2009 Annual Cash Incentive Compensation for Our Named Executive Officers.”

(a) No threshold exists for these executives.

(b)	Calculated as (1) 200% of the named executive officer’s fiscal year 2009 annual MIP cash incentive compensation target including any guaranteed minimum annual MIP cash incentive compensation (2) minus the guaranteed minimum annual MIP cash incentive compensation amount. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

(3)	This column shows the number of restricted stock units granted to our named executive officers during fiscal year 2009. For additional information related to the terms and conditions of the restricted stock units granted by us, see “Outstanding Equity Awards at 2009 Fiscal Year End.”

(4)	This column shows the number of stock options granted to our named executive officers during fiscal year 2009. For additional information related to the terms and conditions of the stock options granted by us, see “Outstanding Equity Awards at 2009 Fiscal Year End.”

(5)	This column shows the exercise price of the stock options granted, which is generally the closing market price of our common stock on the grant date. For stock options with a grant date of October 31, 2008, the closing market price of our common stock on October 31, 2008 was used. See (1) above for additional details on the determination of grant dates. However, for stock options awarded to Mr. Graphia with a grant date of January 28, 2009, the closing market price of our common stock on January 2, 2009, was used. As noted above, Mr. Graphia was initially granted an award of stock appreciation rights on January 2, 2009. This award was cancelled and replaced with a grant of stock options on January 28, 2009, with the original January 2, 2009, exercise price.

(6)	This column shows the full grant date fair value, calculated in accordance with ASC 718, of the restricted stock units and stock options granted to the named executive officers in fiscal year 2009. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used for determining stock option fair values are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the Fiscal Year Ended August 31, 2009.

Fiscal 2009 Salary.  Our named executive officers were paid annual base salaries during fiscal year 2009 as follows:

•	Mr. Bernhard — $1,760,000 for the entire fiscal year;

•	Mr. Ferraioli — $604,000 for the entire fiscal year;

•	Mr. Chapman — $750,000 for the entire fiscal year;

•	Mr. Graphia — $500,000 from September 1, 2008 through December 7, 2008, and $850,000 for the remainder of the fiscal year; and

•	Mr. Pucher — $450,000 from September 1, 2008 through October 26, 2008, and $525,000 for the remainder of the fiscal year.

Amounts reflected in the Salary column of the Summary Compensation Table are pro-rated accordingly.

For fiscal year 2009, salaries and bonuses earned by our named executive officers accounted for the following percentages of their total compensation: Mr. Bernhard 15%, Mr. Ferraioli 34%, Mr. Chapman 45%, Mr. Graphia 34%, and Mr. Pucher 20%.

Equity Awards.  Due to the limited availability of shares under the 2001 Incentive Plan, the annual and the special discretionary restricted stock units granted to our named executive officers on October 31, 2008 were classified as liability awards. On January 28, 2009, our shareholders approved the 2008 Incentive Plan. As a result of shareholder approval, the restricted stock units granted to our named executive officers previously classified as liability awards were modified for accounting purposes and were cancelled and replaced with equity awards under the 2008 Incentive Plan on January 28, 2009. In addition, in connection with the execution of Mr. Graphia’s amended and restated employment agreement, Mr. Graphia was initially granted an award of stock appreciation rights on January 2, 2009. This award was cancelled and replaced with stock options on January 28, 2009, with the original January 2, 2009, exercise price. For a discussion of the amounts appearing in the Stock Awards and Option Awards columns of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.”

Non-Equity Incentive Plan Compensation.  For a discussion of the amounts appearing in this column of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — Management Incentive Program.”

Tax Gross-Ups.  For fiscal year 2009, we eliminated most tax reimbursement payments to Section 16(b) Officers relating to perquisites. In general, all professional staff employees, including the named executive officers, are eligible for tax reimbursements for relocation expenses. Also, we normally do not require professional staff employees to pay taxes associated with gifts that may be distributed to them, but we eliminated this benefit for Section 16(b) Officers in 2009. Additionally, the named executive officers may be eligible for tax reimbursement payments associated with change-in-control provisions in their employment agreements. There were no such payments in fiscal year 2009. See “Potential Payments Upon Termination or a Change in Control” for additional information.

Employment Agreements

The Company believes it is in the mutual best interest of the Company and each executive officer with whom the Company enters into an employment agreement to have an employment agreement in place. The Company believes that an employment agreement provides an effective means through which the Company, among other matters, can potentially secure the continued employment of the executive officer, discourage competitors from recruiting the executive officer, establish appropriate awards to incentivize future successful performance, growth, vision and development by the executive officer, and also provide for certain restrictions and requirements if the executive officer does leave the Company, while at the same time providing the executive officer with a level of security so that he can concentrate his focus, talents and efforts on the responsibilities and duties of his position.

J.M. Bernhard, Jr.  Mr. Bernhard serves as the Chairman of the Board, President and Chief Executive Officer under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of January 1, 2008. Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive three-year term. The agreement provides that Mr. Bernhard will, among other things, be entitled to:

(a)	an annual base salary as set by our Board, which may be increased on an annual basis by the Board at its discretion but may not be decreased without Mr. Bernhard’s consent;

(b)	discretionary annual cash incentive compensation under any such program established by us including the MIP, or, in the absence of or in addition to any such program, annual cash incentive compensation as determined by our Board;

(c)	participation in our discretionary long-term equity incentive plans;

(d)	other benefits including country club memberships, an automobile and a mid-size jet aircraft for his personal use and benefit;

(e)	reasonable vacation at Mr. Bernhard’s discretion, but not less than five weeks of vacation per year, with unlimited carryover; and

(f)	participation in our various employee benefit plans or programs we provide to our employees in general.

Brian K. Ferraioli.  Mr. Ferraioli serves as Executive Vice President and Chief Financial Officer under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of January 1, 2008 (the “Effective Date”). Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive two-year term. Under the agreement, Mr. Ferraioli is entitled to:

(a)	an annual base salary in the amount of Mr. Ferraioli’s base salary as of the Effective Date, which may be increased on an annual basis by the Board at its discretion but may not be decreased without Mr. Ferraioli’s consent;

(b)	participation in our MIP, with an annual performance award range of 25% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2009 was $800,000;

(c)	participation in our discretionary long-term equity incentive plans, with a target award value in the range of 100% to 200% of his annual base salary as of the Effective Date, which for fiscal year 2009 was $1,100,000;

(d)	relocation assistance in connection with permanent relocation to our home office in Baton Rouge, including moving expenses, home sale assistance, real estate fees and commissions, and home purchase assistance, and, until the earlier of (i) June 17, 2008, (ii) permanent relocation to our home office in Baton Rouge, or (iii) date of termination, reimbursement of living expenses, including air travel and access to the Company’s aircraft on an as-available basis;

(e)	initiation fee for a country club membership (not used to date);

(f)	participation in our Flex Program, which provides an amount equal to 4% of his annual base salary in each calendar year in lieu of customary perquisite benefits;

(g)	four weeks of paid vacation per year with unlimited carryover; and

(h)	participation in our various employee benefit plans or programs we provide to our employees in general.

Effective December 2009, Mr. Ferraioli has agreed to permanently waive his guaranteed minimum annual cash incentive compensation amount, which is noted in (b) above as 25% of his MIP target.

Reimbursement of Mr. Ferraioli’s relocation travel and living expenses ended on June 17, 2008, with the exception of the corresponding tax reimbursement payment he received in December 2008 to cover taxes on those expenses. Pursuant to Mr. Ferraioli’s employment agreement, to the extent that any amount reimbursed by us in connection with Mr. Ferraioli’s relocation is determined to constitute taxable income, we are required to “gross-up” the reimbursement so that Mr. Ferraioli is in the same “net” after-tax position he would have been if such reimbursement had not constituted taxable income to Mr. Ferraioli.

David L. Chapman, Sr.  Mr. Chapman serves as President of our Fabrication & Manufacturing Group under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of September 1, 2007 (the “Effective Date”). The Initial Term of the agreement shall be four years, commencing on the Effective Date. The Initial Term may be terminated by Mr. Chapman upon three months prior written notice, after which Mr. Chapman shall provide part-time employment services commencing on the date specified (the “Part-Time Employment Period Commencement Date”), for a term ending on the fifth anniversary of the Part-Time Employment Period Commencement Date (the “Part-Time Employment Period”). Mr. Chapman and the Company may mutually agree to a shorter Part-Time Employment Period. During the Part-Time Employment Period, Mr. Chapman shall perform services, as reasonably requested by the Company, for a minimum of 20 hours per week. Under the agreement, Mr. Chapman is entitled to:

(a)	an annual base salary during the Initial Term in the amount of Mr. Chapman’s current base salary as of the Effective Date, which may be increased on an annual basis by the Board at its discretion but may not be decreased without Mr. Chapman’s consent;

(b)	a part-time salary during the Part-Time Employment Period of $300,000 per year, as well as $300 per hour for each hour worked in excess of 20 hours in any week during the Part-Time Employment Period;

(c)	participation in our MIP during the Initial Term with an annual performance award range of 0% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2009 was $1,000,000, all subject to a guaranteed minimum award of $750,000;

(d)	participation in our discretionary long-term equity incentive plans during the Initial Term;

(e)	reimbursement of operating expenses incurred by Mr. Chapman for the use of his personal aircraft for Company-approved business during both the Initial Term and the Part-Time Employment Period;

(f)	cost reimbursement for an automobile for his business and personal use during both the Initial Term and the Part-Time Employment Period;

(g)	four weeks of paid vacation per year with unlimited carryover during the Initial Term, of which the unused portion shall be paid to Mr. Chapman at the end of the Initial Term; and

(h)	participation in our various employee benefit plans or programs we provide to our employees in general during both the Initial Term and the Part-Time Employment Period.

Gary P. Graphia.  Mr. Graphia serves as Executive Vice President and Chief Operating Officer under an amended and restated employment agreement entered into and effective as of December 22, 2008 (the “Effective Date”). Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive three-year term. Under the agreement, Mr. Graphia is entitled to:

(a)	an annual base salary in the amount of Mr. Graphia’s base salary as of the Effective Date, which may be increased on an annual basis by the Board at its discretion but may not be decreased without Mr. Graphia’s consent;

(b)	participation in our MIP, with an annual performance award range of 0% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2009 was $850,000;

(c)	participation in our discretionary long-term equity incentive plans, under which the overall target value of Mr. Graphia’s annual combined grants of options and restricted shares will be not less than 150% of his annual base salary, and for fiscal year 2009 was $750,000;

(d)	a Retention Amount of $1,000,000 which shall be paid as follows: (i) $333,334 not later than 15 days after the execution of the agreement, (ii) $333,333 on the first anniversary of the Effective Date, and (iii) $333,333 on the second anniversary of the Effective Date;

(e)	participation in our Flex Program, which provides an amount equal to 4% of his annual base salary in each calendar year in lieu of customary perquisite benefits;

(f)	four weeks of paid vacation per year with unlimited carryover, of which the unused portion shall be paid to Mr. Graphia upon termination of employment for any reason; and

(g)	participation in our various employee benefit plans or programs we provide to our employees in general.

On January 2, 2009, pursuant to his agreement, Mr. Graphia received long-term equity incentive awards with an aggregate value of $525,000, which were divided equally between restricted shares and options and will vest in annual installments of 25% each, with full vesting after four years.

Pursuant to Mr. Graphia’s employment agreement, in the event that he voluntarily terminates employment (other than for Good Reason) or is terminated for Misconduct prior to the completion of 12 months of continuous employment in any of the first three contract years commencing on the Effective Date, he shall be required to repay to the Company the pro rata portion of the Retention Amount paid to him on or before the date of termination for the contract year in which the date of termination occurs, and shall forfeit all rights to the unpaid portion, if any, of the Retention Amount.

Louis J. Pucher.  Mr. Pucher serves as President of our Energy & Chemicals Group under an amended and restated employment agreement entered into on December 31, 2008, with an effective date as of January 1, 2008 (the “Effective Date”). Unless either party gives written notice to terminate the agreement, the agreement automatically renews on each day of the term for a successive two-year term. Under the agreement, Mr. Pucher is entitled to:

(a)	an annual base salary in the amount of Mr. Pucher’s base salary as of the Effective Date, which may be increased on an annual basis by the Board at its discretion but may not be decreased without Mr. Pucher’s consent;

(b)	participation in our MIP, with an annual performance award range of 0% to 200% of his MIP target, which was initially 100% of his annual base salary, and for fiscal year 2009 was $525,000;

(c)	participation in our discretionary long-term equity incentive plans, under which the overall target value of Mr. Pucher’s annual combined grants of options and restricted shares will be not less than 100% of his annual base salary, and for fiscal year 2009 was $750,000;

(d)	participation in our Flex Program, which provides an amount equal to 4% of his annual base salary in each calendar year in lieu of customary perquisite benefits;

(e)	four weeks of paid vacation per year with unlimited carryover, of which the unused portion shall be paid to Mr. Pucher upon termination of employment for any reason; and

(f)	participation in our various employee benefit plans or programs we provide to our employees in general.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers at August 31, 2009. Each grant of stock options or unvested stock awards is shown separately for each named executive officer.

Outstanding Equity Awards at August 31, 2009

	Option Awards						Stock Awards
										Market
										Value
									Number	of Shares
			Number of	Number of					of Shares	or Units
			Securities	Securities					or Units	of Stock
	Option		Underlying	Underlying			Stock		of Stock	that
	Grant		Unexercised	Unexercised	Option	Option	Award		that	have not
	Date		Options	Options	Exercise	Expiration	Grant		have not	Vested
Named Executive Officer	(2)		Exercisable	Unexercisable	Price ($)	Date	Date(2)		Vested	($)(1)
J.M. Bernhard, Jr.	7/28/2000		400,000	—	21.00	7/28/2010	1/27/2006	(2d)	25,750	755,248
	10/10/2003		304,000	—	11.20	10/10/2013	11/1/2006		47,752	1,400,566
	10/13/2004		232,800	—	12.66	10/13/2014	12/7/2007	(2f)	29,146	854,852
	10/13/2005		154,500	51,500	20.76	10/13/2015	1/28/2009	(2g)	110,676	3,246,127
	11/1/2006		103,496	103,495	26.70	11/1/2016	1/28/2009	(2h)	138,272	4,055,518
	12/7/2007	(2a)	18,033	54,097	67.19	12/7/2017			—	—
	10/31/2008	(2b)	—	226,871	17.89	10/31/2018			—	—

Total									351,596	10,312,311

Brian K. Ferraioli	8/1/2007		10,616	10,615	48.99	8/1/2017	8/1/2007	(2e)	3,402	99,781
	12/7/2007	(2a)	3,837	11,510	67.19	12/7/2017	12/7/2007	(2f)	6,201	181,875
	10/31/2008	(2b)	—	53,097	17.89	10/31/2018	1/28/2009	(2g)	25,411	745,305
							1/28/2009	(2h)	32,362	949,177

Total									67,376	1,976,138

David L. Chapman, Sr.	11/1/2006		8,879	17,756	26.70	11/1/2016	11/1/2006		8,192	240,271
	12/7/2007	(2a)	4,317	12,948	67.19	12/7/2017	12/7/2007	(2f)	6,976	204,606
	10/31/2008	(2b)	—	57,925	17.89	10/31/2018	1/28/2009	(2g)	64,980	1,905,863
							1/28/2009	(2h)	35,303	1,035,437

Total									115,451	3,386,177

Gary P. Graphia	10/13/2004		10,250	—	12.66	10/13/2014	1/27/2006	(2d)	4,250	124,653
	10/13/2005		8,500	8,500	20.76	10/13/2015	11/1/2006		7,022	205,955
	11/1/2006		7,610	15,220	26.70	11/1/2016	12/7/2007	(2f)	4,650	136,385
	12/7/2007	(2a)	2,878	8,632	67.19	12/7/2017	1/28/2009	(2g)	12,103	354,981
	10/31/2008	(2b)	—	36,203	17.89	10/31/2018	1/28/2009	(2h)	15,721	461,097
	1/28/2009	(2c)	—	18,233	22.83	1/28/2019	1/28/2009	(2h)	22,065	647,166

Total									65,811	1,930,237

Louis J. Pucher	4/2/2007		500	500	31.30	4/2/2017	4/2/2007		750	21,998
	12/7/2007	(2a)	1,727	5,179	67.19	12/7/2017	12/7/2007	(2f)	2,790	81,831
	10/31/2008	(2b)	—	36,203	17.89	10/31/2018	1/28/2009	(2g)	18,446	541,021
							1/28/2009	(2h)	22,065	647,166

Total									44,051	1,292,016

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $29.33, which is the closing market price of our common stock on August 31, 2009, the last trading day of our fiscal year.

(2)	Unless noted in the table below, the outstanding equity awards at August 31, 2009, vest ratably over four-years from the grant date.

Grant Date	Vesting Dates-Option Awards
(2a) 12/7/2007	1/1/2009	1/1/2010	1/1/2011	1/1/2012
(2b) 10/31/2008	1/1/2010	1/1/2011	1/1/2012	1/1/2013
(2c) 1/28/2009	1/2/2010	1/2/2011	1/2/2012	1/2/2013

Grant Date	Vesting Dates-Stock Awards
(2d) 1/27/2006	10/13/2006	10/13/2007	10/13/2008	10/13/2009
(2e) 8/1/2007	8/1/2008	8/1/2009	8/1/2010
(2f) 12/7/2007	1/1/2009	1/1/2010	1/1/2011	1/1/2012
(2g) 1/28/2009	1/1/2010	1/1/2011	1/1/2012
(2h) 1/28/2009	1/1/2010	1/1/2011	1/1/2012	1/1/2013

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal year 2009, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards and/or units during fiscal year 2009 and the value realized:

Option Exercises and Stock Vested for the Fiscal Year Ended August 31, 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise (1)	Vesting (#)	Vesting (2)
J.M. Bernhard, Jr.	—	$—	99,018	$1,953,909
Brian K. Ferraioli	—	—	5,469	150,815
David L. Chapman, Sr.	16,670	256,509	6,423	123,653
Gary P. Graphia	—	—	16,312	323,006
Louis J. Pucher	—	—	1,306	32,340

(1)	The value realized upon the exercise of stock options is the difference between the exercise price and the closing market price of our common stock on the date of exercise for each option. The value realized was determined without considering any taxes and commissions that were owed upon exercise.

(2)	The value realized upon the vesting of restricted stock awards and/or units is the number of shares acquired on vesting multiplied by the closing market price of our common stock on the vesting date. Upon the vesting of restricted stock awards and/or units, shares may have been surrendered to satisfy income tax withholding requirements upon election by the employee. The amounts shown and the value realized do not give effect to the surrender of shares to cover such tax withholding obligations.

NONQUALIFIED DEFERRED COMPENSATION

The Shaw Group Deferred Compensation Plan is a nonqualified plan that we maintain as an employee retention program primarily for certain highly compensated employees. We made discretionary contributions on behalf of certain eligible employees in fiscal years 2007, 2008 and 2009. The long-term deferral awards are evidenced by individual agreements with the participating employees and a plan document, and they generally vest after three years of continuous employment with us or an affiliate. None of our named executive officers received a discretionary employer contribution during fiscal year 2009.

Participants in the Deferred Compensation Plan are allowed to invest deferred amounts in a number of approved investment options. Withdrawals of unvested funds from the Deferred Compensation Plan prior to the applicable employee’s vesting date are not permitted, although participants are allowed to take hardship distributions from the vested portion of their account balances for unforeseeable emergencies. Once vested, the participant’s account balance is paid out at a time selected by the participant in either annual installments or a lump sum, also as elected by the participant, subject to certain plan provisions. However, upon a participant’s disability or death, or a change in control, regardless of the participant’s distribution election, his or her unpaid account balance will become 100% vested and paid out in a single lump sum.

We have also set aside deferred amounts pursuant to the employment agreement previously entered into with Mr. Bernhard. Mr. Bernhard’s agreement provides that we will pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds have been set aside. During each of fiscal years 2001, 2002 and 2003, we set aside $5,000,000 to fund the future payment obligation. These funds were invested in short-term interest-bearing securities in accordance with our investment policy and earned interest at a rate of 0.83% during fiscal year 2009. This future payment obligation to Mr. Bernhard was agreed upon in April 2001, after several months of negotiation and just shortly after Mr. Bernhard successfully led the Company through the acquisition of Stone & Webster, Inc., which was at the time, the largest acquisition in the Company’s history. We believe this significant accomplishment, among other factors, including the Company’s impressive historical growth under Mr. Bernhard’s vision and leadership, provided justification for the Company to secure Mr. Bernhard’s continued employment and to discourage competitors from actively recruiting him; and also, to obtain Mr. Bernhard’s agreement not to compete with us in the event that he did leave our employment. We believe the agreement was in the mutual best interests of the Company and Mr. Bernhard in ensuring his long-term employment with us, particularly given the extraordinary circumstances under which the agreement was entered into at the time. The full amount of principal and interest is payable to Mr. Bernhard upon his termination for any reason including a Corporate Change, as defined below under “Potential Payments Upon Termination or a Change in Control.”

The following table provides summary information with respect to amounts credited, earnings and account balances for our named executive officers under our deferred compensation plans or other agreements.

Nonqualified Deferred Compensation for the Fiscal Year Ended August 31, 2009

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings		Aggregate
	in Last	in Last	in Last	Aggregate	Balance
	Fiscal Year	Fiscal Year	Fiscal Year	Withdrawals/	at Last
Name	($)	($)	($)(1)	Distributions ($)	Fiscal Year End ($)
J.M. Bernhard, Jr.	—	—	148,970	—	18,107,435 (2)
Brian K. Ferraioli	—	—	—	—	—
David L. Chapman, Sr.	—	—	—	—	—
Gary P. Graphia	—	—	—	—	—
Louis J. Pucher	—	—	—	—	—

(1)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above-market.

(2)	This amount was not included in the Summary Compensation Table because it represents an amount being held in a trust fund in connection with the noncompete clause in Mr. Bernhard’s employment agreement. For additional information, see the “Nonqualified Deferred Compensation” narrative above.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) voluntary resignation by the named executive officer; (2) resignation by the named executive officer for good reason; (3) resignation by the named executive officer in connection with a change in control; (4) involuntary termination by us without cause; (5) termination by us for cause; (6) death; or (7) disability.

We determined the appropriate benefits and payment levels set forth below based on a variety of factors. We also strive to provide compensation that matches our understanding of the labor market for similar level executives. We base our understanding of the market compensation on information provided by our external compensation consultants as well as negotiations with executives who recently joined our management team from other companies, and we seek to maintain parity among our senior executives, taking into account their responsibilities and seniority. For example, our senior officers’ employment agreements have termination and/or change-in-control provisions that provide for payment of approximately two years pay upon termination and/or change-in-control, which is generally the same time period as the executive’s employment agreement term. We believe the payment upon termination and/or change-in-control provision is at the market for similar positions in our industry. However, the pay upon termination and/or change-in-control provision in the employment contract of our Chairman, President, and Chief Executive Officer, J.M. Bernhard, Jr., was previously amended, reducing the term from ten years to three years, which we determined at the time to be consistent with our peers and coincided with his contract’s revised termination date. In the case of our Executive Vice President and Chief Operating Officer, Gary P. Graphia, the term of his employment agreement was increased from two years to three years in connection with his promotion to his current position, which was consistent with the term of the employment agreement for his predecessor and which we determined to be appropriate for Mr. Graphia’s increased responsibilities and tenure of service with the Company. In the case of the President of our Fabrication & Manufacturing Group, David L. Chapman Sr., the payment multiple is five years which coincides with the Part-Time Employment Period in his employment agreement (discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”); however, the multiple is based on a reduced salary rather than Mr. Chapman’s full-time employment salary. We believe that this arrangement is appropriate due to Mr. Chapman’s extensive experience in the industrial fabrication business.

The employment agreements of our named executive officers generally contain the following definitions:

Good Reason shall exist upon the occurrence of any of the following events without the employee’s express written consent: (1) any material diminution of employee’s duties or responsibilities (other than in connection with the termination of employee for misconduct or disability (as defined below) or, for Mr. Chapman, in connection with the delivery of a notice to commence the Part-Time Employment Period); (2) any material diminution of employee’s base compensation; (3) our requirement that, for Messrs. Bernhard, Ferraioli and Graphia, they perform services at executive offices that are no longer in Baton Rouge, Louisiana or for Messrs. Chapman and Pucher, they perform services at a business office more than 25 miles away from their office of employment at the time of the commencement of their employment agreement; or (4) any other material breach by us of any of our obligations to the employee under his employment agreement. An employee must provide written notice to us no more than 90 days after the change in terms or status has occurred, and we shall have 30 days after receipt of the notice to resolve the issue causing the change in terms or status.

Disability means that an employee has been absent from the full-time performance of the employee’s duties with us for a period ranging from 90 to 180 consecutive calendar days, as individually specified in each employment agreement, as a result of the employee’s incapacity due to a disability. A disability shall exist if: (1) employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) employee is receiving income replacement benefits for a period of not less than three months under any of our employee accident and health plans. The number of days each executive must have been absent from his duties is as follows: Mr. Bernhard, 180 days; Messrs. Ferraioli, Chapman and Pucher, 120 days; and Mr. Graphia, 90 days.

We refer to a change in control in the executive employment agreements as a “Corporate Change.” A Corporate Change means a “change in our ownership,” a “change in our effective control,” or a “change in the ownership of our substantial assets.” A “change in our ownership” shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock. A “change in our effective control” shall occur on the date that a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board prior to the date of the appointment or election. A “change in the ownership of our substantial assets” occurs on the date that any one person, or more than one person acting as a group, acquires assets from us that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. A Corporate Change requires the employee to provide us with notice of their intent to terminate within 90 days following the effective date of the Corporate Change, but in no event later than February 13th of the year following the year in which the applicable Corporate Change occurred.

Misconduct, or Cause, per Mr. Bernhard’s employment agreement means: (1) the continued failure by Mr. Bernhard to substantially perform his duties with us (other than a failure resulting from his incapacity due to a Disability or any such actual or anticipated failure after the issuance of a notice of termination by Mr. Bernhard for Good Reason), after a written demand for substantial performance is delivered to Mr. Bernhard by our Board, allowing 30 days for him to effect a potential cure; (2) Mr. Bernhard’s engaging in conduct which is demonstrably and materially injurious to us, monetarily or otherwise (other than such conduct resulting from his incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a notice of termination by him for Good Reason); or (3) Mr. Bernhard’s conviction for the commission of a felony. The definition of Misconduct, or Cause, in Messrs. Ferraioli, Chapman, Graphia, and Pucher’s employment agreements is somewhat different, and means: (1) any willful breach or habitual neglect of duty or the employee’s material and continued failure to substantially perform his duties for us (other than a failure resulting from the employee’s incapacity due to Disability or any such actual or anticipated failure after the issuance of a notice of termination by the employee for Good Reason) in a professional manner and in a manner reasonably expected as appropriate for the position, which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach; (2) the intentional misappropriation or attempted misappropriation of a material business opportunity of ours, including an attempt to secure any personal profit in connection with entering into any transaction on behalf of us; (3) the intentional misappropriation or attempted misappropriation of any of our funds or property; (4) the violation of our Code of Corporate Conduct or Fraud Policy; or (5) the commission of a felony offense or a misdemeanor offense involving violent or dishonest behavior, or the engagement in any other conduct involving fraud or dishonesty.

Payments Due under the Named Executive Officer Employment Agreements

Good Reason, Terminations without Cause, and Corporate Changes.  The named executive officer employment agreements provide that in the event an executive resigns for Good Reason, is terminated by us for any reason other than his Misconduct or Disability, or resigns for a Corporate Change, the executive will become immediately and fully vested in all long-term equity incentive awards previously granted to that executive, and we must pay to the executive, in a lump sum within 15 days following his applicable termination date:

(a)	An amount equal to a combination of his base salary and cash incentive compensation: (1) Mr. Bernhard receives an amount equal to three times the sum of his base salary in effect immediately prior to termination plus his highest cash incentive compensation paid by us during the three years prior to termination; (2) Mr. Ferraioli receives an amount equal to two times the sum of his base salary in effect immediately prior to termination plus his most recent annual MIP cash incentive compensation paid by us, (which, prior to December 31, 2009, is deemed to be not less than his signing bonus amount of $450,000); (3) Mr. Chapman receives his Part-Time Employment Period salary (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”) multiplied by the remaining portion of the Part-time Employment Period; (4) Mr. Graphia receives his base salary in effect immediately prior to termination plus his highest cash incentive compensation paid by us during the three years prior to termination, both multiplied by the remaining term per his agreement; and (5) Mr. Pucher receives his base salary in effect immediately prior to termination plus his most recent annual MIP cash incentive compensation paid by us, both multiplied by the remaining term per his agreement.

(b)	An amount necessary to cover the cost to obtain disability, accident, dental and health insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that he was receiving immediately prior to termination: (1) Mr. Bernhard receives an amount necessary to cover the costs for a three year period commencing on the date of termination; (2) Messrs. Ferraioli, Chapman, Graphia and Pucher, receive an amount necessary to cover the costs for a period commencing on the date of termination and ending on the earlier to occur of (A) a fixed period of time following the executive’s termination, which for Mr. Ferraioli is 24 months, for Mr. Graphia is the last date of the remaining employment term, or for Messrs. Chapman and Pucher is 18 months, or (B) the fixed term date for Messrs. Ferraioli, Graphia and Pucher and the last day of the Part-Time Employment Period for Mr. Chapman.

(c)	For Mr. Graphia alone, the remaining unpaid portion (if any) of the Retention Amount (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table — Employment Agreements”). For Mr. Bernhard alone, a lump sum payment related to the noncompete clause in his employment agreement (as discussed above under “Nonqualified Deferred Compensation”) as well as the use of a mid-size jet aircraft for 150 hours per year for the next ten years.

Death.  In the event of an executive’s death during the term of his employment agreement, each executive will be considered immediately and totally vested in all long-term equity incentive awards previously granted to him. In the case of Messrs. Bernhard and Graphia’s death, their surviving spouses or their estates are entitled to receive, within the 30 day period following their death: (1) a lump sum payment equal to one year’s base salary and for Mr. Bernhard, a pro-rata MIP cash incentive compensation payment in the amount he would have otherwise been entitled to receive, and for Mr. Graphia, any remaining portion of the Retention Amount; (2) a lump sum payment equal to the cost to obtain health and dental insurance benefits covering their spouse and dependents that are substantially similar to those that their spouse and dependents were receiving immediately prior to termination, for Mr. Bernhard for a 30 month period, and for Mr. Graphia for a 12 month period; and (3) for Mr. Bernhard alone, a lump sum payment related to the noncompete clause in his employment agreement (as discussed above under “Nonqualified Deferred Compensation”). In the event of Messrs. Ferraioli, Chapman and Pucher’s death, their surviving spouses or estate will be entitled to a lump sum payment within 30 days of their death equal to the cost to obtain, for a period of one year, health and dental insurance benefits covering their spouse and dependents that are substantially similar to those that their spouse and dependents were receiving immediately prior to termination.

Disability.  In the event of an executive’s Disability during the term of his employment agreement, each executive will be considered immediately and totally vested in all long-term equity incentive awards previously granted to him. We will also pay the following benefits to the executives:

(a)	Monthly payments equal to the amount by which the executive’s monthly base salary immediately prior to termination exceeds the monthly benefit received pursuant to any disability insurance covering him; the applicable term of payment is 12 months for Messrs. Bernhard, Graphia and Pucher; 24 months for Mr. Ferraioli; and the period beginning with the date of termination and ending on the last day of his Part-Time Employment Period for Mr. Chapman.

(b)	A lump sum payment within 15 days of the executive’s termination equal to the cost to obtain health and dental insurance benefits covering the executive (and, as applicable, his spouse and dependents) that are substantially similar to those that the executive was receiving immediately prior to termination. The amount we pay should cover a period of 30 months for Mr. Bernhard; for the remaining named executive officers, the period shall begin with the termination date and end with the earlier to occur of (1) a fixed period of time following the date of termination, 24 months for Mr. Ferraioli, or 18 months for Messrs. Chapman, Graphia and Pucher, and (2) the fixed term date for Messrs. Ferraioli, Graphia and Pucher and the last day of the Part-Time Employment Period for Mr. Chapman.

(c)	For Mr. Graphia alone, the remaining unpaid portion (if any) of the Retention Amount.

(d)	For Mr. Bernhard alone, on or before the later to occur of either the fifteenth day following the day we typically grant annual MIP cash incentive compensation awards or February 28th of the year following his termination, a pro-rata MIP cash incentive compensation payment in the amount Mr. Bernhard would have otherwise been entitled to receive under the terms of the applicable incentive plans. Mr. Bernhard is also entitled to a lump sum payment related to the noncompete clause in his employment agreement (as discussed above under “Nonqualified Deferred Compensation”) as well as the use of a mid-size jet aircraft for 150 hours per year for the next ten years.

Confidentiality and Noncompetition Agreements.  Each of our named executive officers has agreed not to reveal our confidential information during and after termination of employment with us. As described in the “Nonqualified Deferred Compensation” section above, Mr. Bernhard has agreed not to reveal our confidential information during and after the termination of his employment with us, and to not compete with us for a two-year period following his termination of employment, and in consideration for this agreement, we have agreed to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds are set aside and to provide to Mr. Bernhard for his private use a mid-size jet aircraft for 150 hours per year for the next ten years.

Messrs. Graphia and Pucher are also bound by nonsolicitation and noncompete agreements with us. Both during their employment with us and for two years after their termination (whether voluntary or not), Messrs. Graphia and Pucher have agreed to the following: (a) they will not, directly or indirectly, offer employment to, solicit, or attempt to solicit any of our officers or employees or offer employment to any person who, during the 6 months immediately preceding the date of such solicitation or offer, is or was one of our officers or employees and (b) they will also refrain from performing the following in the Restricted Area (as defined below): (1) solicit or provide, directly or indirectly, engineering, construction, procurement, maintenance, environmental, and/or pipe fabrication services to any persons or entities who are or were our customers at any time prior to the executive’s separation from employment; (2) establish, own, become employed with, consult on business matters with, or participate in any way in a business engaged in engineering, construction, procurement, maintenance, environmental, and/or pipe fabrication services except to the extent that we do not provide the same type of services as such business provides; and (3) provide consulting services for, invest in, become employed by, or otherwise become associated from a business perspective with our competitors. The term “Restricted Area” shall mean a listing of all the territories where we were doing business at the time the agreement was entered into.

Additional Benefits.  As noted above, Mr. Bernhard is entitled to the use of a mid-size jet aircraft for 150 hours per year for ten years from the date of his resignation or termination, other than for Misconduct or in the event of his Death. Per Mr. Bernhard’s employment agreement, the value of the aircraft usage cannot exceed an annual benefit of $300,000 based upon our “incremental cost” of operating the aircraft used by Mr. Bernhard.

At August 31, 2009, Mr. Pucher was the only named executive officer who had reached normal retirement age; therefore, upon retirement, he is entitled to the immediate vesting of all restricted stock awards and units previously granted to him under our 2001 Incentive Plan. Pursuant to his grant agreements, Mr. Pucher is also entitled to the immediate vesting of restricted stock units previously granted to him on January 28, 2009, under our 2008 Incentive Plan. Going forward, the provision for immediate vesting of restricted stock awards and units upon normal retirement age has been removed from all grant agreements.

In addition to the items specified in the executive’s employment agreements, each executive may also be entitled to receive payouts from third parties under certain insurance policies, as more fully described below.

Mitigation.  The executives are not required to mitigate the amount of any severance payments described above by seeking other employment, nor will the amount of payments we are required to provide to the executives be reduced by any compensation the executives may earn as a result of employment with a third-party employer during any severance payment periods.

Potential Payment Upon Termination or Change in Control Table

The following table sets forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason or in the event of a change in control. We have assumed that the termination events, or the change in control, as applicable, occurred effective August 31, 2009, the last day of our fiscal year. The actual amounts that would be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the table are based on the following assumptions and governing documents:

Governing Documents.  The amounts included in the table are based on provisions included in the following:

—	The employment agreements between the named executive officers and us, which are summarized under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” and above.

—	Our long-term equity incentive plans, which are summarized below, and the related stock option and restricted stock award agreements between the named executive officers and us.

Resignation versus Retirement.  The designation of an event as a resignation or retirement is dependent upon an individual’s age. We use the normal retirement age, as defined by the Social Security Administration, to determine when an employee is eligible for retirement. For our named executive officers, the normal retirement age is 66 or older. An individual who does not satisfy the retirement criteria is considered to have resigned. At August 31, 2009, only one of our named executive officers, Mr. Pucher, has met the eligibility criteria for retirement.

Change in Control.  All references to a “Change in Control” in the table below refer to the change in control definition that is relevant to the applicable employment agreement or long-term equity incentive plan being discussed, whether it be a Corporate Change or either of the Change in Control definitions found in the 2001 or 2008 Incentive Plans.

—	Employment Agreements — The compensation and benefits associated with a resignation for a Corporate Change are set forth in each individual employment agreement. The employment agreements of Messrs. Bernhard, Ferraioli and Graphia provide these executives with an election to terminate employment for a Corporate Change. Messrs. Chapman and Pucher may also terminate employment for a Corporate Change but only if they are not retained in their current or a comparable position.

—	Long-Term Equity Incentive Plans — The 2001 and 2008 Incentive Plans address the benefits that our executives are entitled to receive in connection with a Change in Control (as defined below) without termination.

Insurance Proceeds and Benefits.  In the event of death or disability (including accidental death, disability resulting from dismemberment, or accidental death or dismemberment while travelling for business purposes), life insurance, accidental death and dismemberment insurance, business travel accidental death and dismemberment insurance and long-term disability insurance benefits are paid by our third party insurance providers directly to the employee or the beneficiary designated by the employee. As discussed in “Compensation Discussion and Analysis — Welfare and Other Benefits,” we provide life insurance and accidental death and dismemberment insurance to certain executives, including our named executive officers, both with a benefit of two times the executive’s annual base salary (up to a maximum of $750,000 each). The amount provided to all other salaried employees only includes a benefit of one times the employee’s annual base salary (up to a maximum of $100,000 each). We also provide business travel accidental death and dismemberment insurance to certain executives, including our named executive officers, with a principal sum benefit amount up to a maximum of $750,000. The amount provided to all other salaried employees only includes a principal sum benefit amount up to a maximum of $500,000. Amounts included in the tables below will not be paid by us; they are simply additional amounts the named executive officers may be entitled to receive from the third party insurance providers.

Continuing Health and Welfare Benefits.  We have calculated health, dental and vision insurance benefits at the COBRA rates in effect at August 31, 2009. We have calculated long-term disability and accidental death and dismemberment insurance benefits at the Company’s rates in effect at August 31, 2009. We also factored in projected changes in rates which will become effective on January 1, 2010, for long-term disability benefits.

Nonqualified Deferred Compensation.  As noted previously in the “Nonqualified Deferred Compensation” section, Mr. Bernhard may receive a payment pursuant to his employment agreement in consideration for his noncompete agreement; however, no other named executive officer is currently participating in our deferred compensation plans, nor are we responsible for paying any deferred compensation amounts to the remaining named executive officers pursuant to their employment agreements. Thus, the table below does not include amounts related to nonqualified deferred compensation arrangements.

Date of Termination.  As first noted and more fully described in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” above, Mr. Chapman’s employment agreement includes an Initial Term and a Part-Time Employment Period. In the table below, we have assumed that the Part-Time Employment Period has not yet commenced, and therefore, the date of termination is deemed to be the Part-Time Employment Period Commencement Date.

Reimbursement of Excise Tax and Gross-up.  As discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Tax Gross-Ups,” each of the named executive officers are eligible to receive a payment in an amount necessary to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control termination scenario and any other excise or regular income taxes imposed on the executive as a result of this initial excise tax reimbursement. To the extent that any payment or benefit received or to be received by the named executive officers under the employment agreements in connection with a change in control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we must “gross-up” such payment and benefit by paying to the executive additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that the executive is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments. We have determined that none of the named executive officers would receive a benefit in an amount that would trigger a gross-up payment under their employment agreements for fiscal year 2009, and thus, no amounts attributable to this item will be included in the tables.

Section 409A of the Code.  Notwithstanding the timing of payments otherwise noted in this section, if the executive in question is a “specified employee” as defined in Section 409A of the Internal Revenue Code at the date of his termination, any amounts that are considered subject to the deferred compensation rules of such Internal Revenue Code section shall not be paid until a period of six months from the date of his separation of service with us has passed. We expect that each of our named executive officers would be considered “specified employees” at the time of their termination from employment.

Reimbursement of Expenses & Accrued Vacation.  We have assumed that all reimbursements of expenses are current and that all vacation has been taken at August 31, 2009; therefore, amounts related to expenses and accrued vacation for all named executive officers are excluded from the tables below.

Accelerated Vesting of Stock Options, Restricted Stock and Restricted Stock Units.  We have assumed that the value of our common stock for purposes of valuing stock options and restricted stock was $29.33 per share based on the closing market price on August 31, 2009, the last trading day of our fiscal year, and that all unvested stock options not automatically forfeited were exercised on such day. We have not included in the tables the value of any stock options that were vested prior to August 31, 2009. In addition, we have applied the following provisions from our long-term equity incentive plans to the tables below:

Our 2001 Incentive Plan provides for the immediate vesting of restricted stock in the event of retirement, death or disability, and the immediate vesting of restricted stock, restricted stock units and stock options upon a Change in Control; each of these terms are defined below as they are used in the 2001 Incentive Plan, and may differ from the definitions provided for the same terms in the employment agreements of our named executive officers. Our 2001 Incentive Plan also gives the Compensation Committee the discretion to allow for immediate vesting of stock options. In April 2006, the Compensation Committee approved the immediate vesting of stock options in the event of death for all existing awards and future awards granted under our 2001 Incentive Plan.

—	Retirement shall mean the participant’s voluntary retirement on or after the participant’s normal retirement date as determined by the Compensation Committee in its sole discretion.

—	Disability shall mean the inability of the participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of 12 months or more.

—	Change in Control shall mean the occurrence of any of the following events: (1) any “person” or “group” as defined in the Exchange Act, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner” (as defined in the Exchange Act, as amended) of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; (2) during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board cease for any reasons other than death or disability to constitute a majority of the Board (unless the individual was elected by or with the recommendation of at least two-thirds of the directors of the Board at the beginning of such 24 month period); (3) an entity other than us or a subsidiary of us acquires all or substantially all of our assets; or (4) we file a report or a proxy statement with the SEC disclosing that a change in control may have, has, or will occur.

Our 2008 Incentive Plan only provides for immediate vesting of share based awards upon a Change in Control. The following types of awards qualify for immediate vesting: (a) all stock options, including those awarded to our non-employee directors, and SARs (unless exchanged for qualifying replacement awards); and (b) all awards other than stock options and SARs that are not vested and as to which vesting depends solely upon satisfaction by a participant of a service obligation. For all other awards, treatment upon a Change of Control shall be determined by the applicable award agreement.

—	Change in Control shall mean the occurrence of any of the following events: (1) any person becomes the beneficial owner of 50% or more of our voting securities; (2) any person acquires assets from us that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all our assets immediately prior to such acquisition; or (3) our directors cease to constitute a majority of the Board during any given twelve-month period unless a majority of the directors in office at the beginning of that period approved the nomination of any new director.

Potential Payments Upon Termination or Change in Control Table

			Resignation by
			Executive for
			Good Reason or in
			Connection with a
			Change in Control;
	Voluntary		Termination by Shaw
	Resignation,		(other than for		Termination by
	including		Misconduct or		Shaw for
Executive and Compensation Element	Retirement		Disability)(15)		Misconduct	Death		Disability
J.M. Bernhard, Jr.
Base salary	$—		$5,280,000	(1)	$—	$1,760,000	(2)	$1,640,000	(3)
Incentive compensation	—		6,336,000	(4)	—	2,376,000	(5)	1,188,000	(5)
Insurance proceeds and benefits	—		—		—	2,250,000	(6)	2,652,279	(7)
Continuing health & welfare benefits	—		53,186	(8)	—	25,010	(9)	42,178	(10)
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2009	—		13,621,262	(11a)	—	13,621,262	(11a)	13,621,262	(11a)
Nonqualified deferred compensation(12)	—		—		—	—		—
Other benefits	3,000,000	(13)	3,000,000	(13)	—	—		3,000,000	(13)
TOTAL	$3,000,000		$28,290,448		$—	$20,032,272		$22,143,719

Brian K. Ferraioli
Base salary	$—		$1,208,000	(1)	$—	$—		$964,000	(3)
Incentive compensation	—		900,000	(4)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(6)	2,795,195	(7)
Continuing health & welfare benefits	—		34,337	(8)	—	9,633	(9)	32,604	(10)
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2009	—		2,583,568	(11a)	—	2,583,568	(11a)	2,583,568	(11a)
TOTAL	$—		$4,725,905		$—	$4,843,201		$6,375,367

David L. Chapman, Sr.
Base salary	$—		$1,500,000	(1)	$—	$—		$1,056,000	(3)
Incentive compensation	—		—		—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(6)	1,920,000	(7)
Continuing health & welfare benefits	—		27,044	(8)	—	10,187	(9)	25,731	(10)
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2009	—		4,095,537	(11a)	—	4,095,537	(11a)	4,095,537	(11a)
TOTAL	$—		$5,622,581		$—	$6,355,724		$7,097,268

Gary P. Graphia
Base salary	$—		$2,550,000	(1)	$—	$850,000	(2)	$760,000	(3)
Incentive compensation	—		1,011,000	(4)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(6)	3,631,006	(7)
Continuing health & welfare benefits	—		52,327	(8)	—	9,816	(9)	24,877	(10)
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2009	—		2,575,788	(11a)	—	2,575,788	(11a)	2,575,788	(11a)
Retention Amount (unpaid portion)	—		666,666	(14)	—	666,666	(14)	666,666	(14)
TOTAL	$—		$6,855,781		$—	$6,352,270		$7,658,337

Louis J. Pucher
Base salary	$—		$1,050,000	(1)	$—	$—		$401,000	(3)
Incentive compensation	—		270,000	(4)	—	—		—
Insurance proceeds and benefits	—		—		—	2,250,000	(6)	1,740,000	(7)
Continuing health & welfare benefits	—		19,686	(8)	—	5,847	(9)	18,373	(10)
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2009	1,292,016	(11b)	1,706,178	(11a)	—	1,706,178	(11a)	1,706,178	(11a)
TOTAL	$1,292,016		$3,045,864		$—	$3,962,025		$3,865,551

(1)	Represents a lump sum payment of the named executive officer’s base salary at August 31, 2009, multiplied by the following:

– Mr. Bernhard: A fixed amount of three.

– Mr. Ferraioli: A fixed amount of two.

– Mr. Chapman: The remaining term of his Part-Time Employment Period — 5 years.

– Mr. Graphia: The remaining term of his employment agreement — 3 years.

– Mr. Pucher: The remaining term of his employment agreement — 2 years.

For Mr. Chapman, we are assuming that the Part-Time Employment Period (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”) has not already commenced and therefore the date of termination is deemed to be the Part-Time Employment Period Commencement Date.

(2)	For all named executive officers with amounts listed, represents a lump sum payment of one year of the named executive officer’s annual base salary at August 31, 2009.

(3)	Represents monthly payments of the amount by which the named executive officer’s monthly base salary exceeds the monthly benefit received pursuant to any disability insurance. The monthly benefit for short-term disability insurance is calculated as 66.6% of each participant’s base salary, with a maximum weekly benefit of $3,000. The monthly benefit for long-term disability insurance is calculated as 60% of each participant’s base salary, with a maximum monthly benefit of $10,000. Monthly payments will be made for a period of one year for Mr. Bernhard, Mr. Graphia and Mr. Pucher, for a period of two years for Mr. Ferraioli, and for a period of five years for Mr. Chapman.

(4)	For Mr. Bernhard, represents a lump sum payment of the highest cash incentive compensation paid in the last three fiscal years multiplied by three. For Mr. Ferraioli, represents a lump sum payment of the most recent annual MIP cash incentive compensation paid by us (which, prior to December 31, 2009, is deemed to be not less than his signing bonus amount of $450,000) multiplied by two. For Mr. Graphia, represents a lump sum payment of the highest cash incentive compensation paid in the last three fiscal years multiplied by the remaining term of his agreement, as noted in (1) above. For Mr. Pucher, represents a lump sum payment of the most recent annual MIP cash incentive compensation paid multiplied by the remaining term of his agreement.

(5)	In the event of Mr. Bernhard’s death, represents a lump sum payment of the full amount expected to be paid for fiscal year 2009 performance under our MIP. In the event of Mr. Bernhard’s disability, represents a lump sum payment of half of the amount expected to be paid for fiscal year 2009 performance under our MIP. As described above, in order for us to have terminated Mr. Bernhard on August 31, 2009, for Disability, he must have been absent from the full-time performance of his duties for 180 consecutive calendar days. Therefore, at August 31, 2009, Mr. Bernhard would only have been entitled to receive a MIP cash incentive compensation payment for the portion of the year (approximately six months) that he actually worked prior to becoming disabled.

(6)	Represents amounts that are payable by our third party insurance providers. Amounts paid in accordance with our accidental death and dismemberment insurance policy will only be paid in the event that death is accidental; amounts paid in accordance with our business travel accidental death and dismemberment insurance policy will only be paid in the event that death is accidental and occurred while travelling for business purposes. Therefore, amounts shown are likely higher than those that will actually be paid. For all named executive officers, the amounts in the table include benefits of:

–	Two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our life insurance policy),

–	Two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policy), and

–	A principal sum of $750,000 (payable in accordance with our business travel accidental death and dismemberment insurance policy).

(7)	Represents amounts that are payable by our third party insurance providers. Amounts paid in accordance with our accidental death and dismemberment insurance policy will only be paid in the event that disability is caused by dismemberment; amounts paid in accordance with our business travel accidental death and dismemberment insurance policy will only be paid in the event that disability is caused by dismemberment that occurred while travelling for business purposes. Therefore, amounts shown are likely higher than those that would actually be paid. The table above includes payments of:

–	Disability benefits to each named executive officer (calculated in accordance with our long-term disability plan),

–	Two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policy), and

–	A principal sum of $750,000 (payable in accordance with our business travel accidental death and dismemberment insurance policy).

(8)	Represents a lump sum payment for the cost to obtain long-term disability, accidental death and dismemberment, and health, dental and vision insurance benefits, for the periods specified below:

–	Mr. Bernhard: 3 years from date of termination.

–	Mr. Ferraioli: 2 years from date of termination.

–	Mr. Chapman: 18 months from date of termination.

–	Mr. Graphia: 3 years from date of termination.

–	Mr. Pucher: 18 months from date of termination.

(9)	For all named executive officers, excluding Mr. Bernhard, represents a lump sum payment for the cost to obtain one year of health, dental and vision insurance benefits covering the named executive officer’s spouse and dependents, if any, in the event of death. For Mr. Bernhard, the coverage period is 30 months. See the narrative above the table for additional information.

(10)	For all named executive officers, excluding Mr. Bernhard and Mr. Ferraioli, represents a lump sum payment for the cost to obtain 18 months of health, dental and vision insurance benefits. For Mr. Bernhard, the coverage period is 30 months and for Mr. Ferraioli, the coverage period is 24 months. See the narrative above the table for additional information.

(11)	For the scenarios noted above, either our named executive officers’ employment agreements, our long-term equity incentive plans or individual grant agreements provide for accelerated vesting of stock options and restricted stock. The table below provides the number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting and distinguishes between amounts specified in our named executive officers’ employment agreements and our long-term equity incentive plans or individual grant agreements. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between $29.33, the closing price of our stock on August 31, 2009, and the stated exercise price of the stock options.

(a)	Calculated in accordance with the named executive officer’s employment agreement.

(b)	Calculated in accordance with our long-term equity incentive plans and/or individual grant agreements. At August 31, 2009, Mr. Pucher was the only named executive officer who had reached normal retirement age.

	Resignation
	for Good Reason
	or Change in Control;
	Termination by Shaw
	(other than for
	Misconduct);
	Death; and Disability				Retirement
Named Executive	Stock		Restricted		Stock		Restricted
Officer	Options		Stock		Options		Stock
J.M. Bernhard, Jr.	381,866	(a)	351,596	(a)	—	(b)	—	(b)
Brian K. Ferraioli	53,097	(a)	67,376	(a)	—	(b)	—	(b)
David L. Chapman, Sr.	75,681	(a)	115,451	(a)	—	(b)	—	(b)
Gary P. Graphia	78,156	(a)	65,811	(a)	—	(b)	—	(b)
Louis J. Pucher	36,203	(a)	44,051	(a)	—	(b)	44,051	(b)

(12)	Upon termination or a Corporate Change, Mr. Bernhard is entitled to receive a lump sum payment, totaling $18,107,435 at August 31, 2009, in connection with the noncompete clause in his employment agreement. For additional information, see “Nonqualified Deferred Compensation” and the narrative above. Please note that we have not included the amount in the table above since it is already reflected in the Nonqualified Deferred Compensation Table.

(13)	Mr. Bernhard will be entitled to the use of a mid-size jet aircraft for 150 hours per year for the next ten years. As discussed in the narrative above, the incremental cost of his aircraft usage to us cannot exceed $300,000 per year. If Mr. Bernhard does not use the maximum amount allowed each year, the actual cost incurred by us may be less than the total amount listed.

(14)	Represents the remaining unpaid portion of Mr. Graphia’s Retention Amount (as discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”). At August 31, 2009, Mr. Graphia has only received the first payment of $333,334.

(15)	Our named executive officers are entitled to the compensation and benefits reflected in this column for a Corporate Change in the event that they elect to terminate employment. In the event that an executive does not elect to terminate employment due to a Corporate Change, the executive would only be entitled to the immediate vesting of restricted stock, restricted stock units and stock options under our 2001 and 2008 Incentive Plans. The number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting would be the same as the amounts listed in the table in (11) above in the “Resignation for Good Reason” column.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Exchange Act except to the extent The Shaw Group Inc. specifically incorporates this report by reference therein.

The Board of Directors, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Corporate Governance Principles. The Board of Directors has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, the Board of Directors has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations.

The role of the Audit Committee is, among other things, to assist the Board of Directors in its oversight of:

•	the integrity of the financial statements of Shaw;

•	Shaw’s compliance with legal and regulatory requirements;

•	Shaw’s system of internal accounting and financial control;

•	the independence and qualifications of Shaw’s independent registered public accounting firm;

•	the performance of the annual independent audit of Shaw’s financial statements; and

•	the performance of Shaw’s independent registered public accounting firm and internal audit function.

Management of Shaw is responsible for the preparation, presentation and integrity of Shaw’s financial statements and the effectiveness of Shaw’s system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Shaw’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with GAAP. Shaw’s independent registered public accounting firm is also responsible for auditing Shaw’s internal control over financial reporting.

During fiscal year 2009, the Audit Committee met and held discussions with management, the head of Shaw’s Internal Audit Department and the independent registered public accounting firm regarding the annual and quarterly financial statements before they were filed. The Audit Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee also met with the independent registered public accounting firm, the head of Shaw’s Internal Audit Department, the principal accounting officer and the chief financial officer, with and without management present, to discuss the results of the examinations, the reasonableness of significant judgments, the evaluations of Shaw’s internal control over financial reporting and the overall quality of Shaw’s financial reporting. Management has represented to the Audit Committee that Shaw’s consolidated financial statements were prepared in accordance with GAAP.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed with management and the independent registered public accounting firm, Shaw’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of reports they received on the effectiveness of Shaw’s internal control over financial reporting and any significant deficiencies or material weaknesses;

•	considered, reviewed and discussed the audited financial statements with management and Shaw’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committees;

•	received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm;

•	reviewed all services provided by the independent registered public accounting firm to Shaw other than its audit services and considered whether the provision of such other services by the independent registered public accounting firm are compatible with maintaining its independence, discussed with the independent registered public accounting firm its independence and concluded that the independent registered public accounting firm is independent from Shaw and its management; and

•	reviewed the contents of certain certifications required under applicable securities laws and regulations from the chief executive officer and chief financial officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in The Shaw Group Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2009, are true in all material respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this report, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, KPMG as Shaw’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

Submitted by the Audit Committee of the Board of
Directors,

Michael J. Mancuso, Chairman
James F. Barker
Thos. E. Capps
David W. Hoyle

Independent Registered Public Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal years ended August 31, 2009 and 2008:

	Fiscal Year 2009		Fiscal Year 2008

Audit Fees	$7,975,000	70%	$9,425,000	75%
Audit-Related Fees	939,500	8%	993,000	8%
Tax Fees	2,560,000	22%	2,136,000	17%
All Other Fees	—	0%	—	0%

Total	$11,474,500	100%	$12,554,000	100%

Audit Fees.  Services within audit fees primarily include the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports and accounting and reporting consultations.

Audit-Related Fees.  Services within audit-related fees primarily include statutory audits for our international subsidiaries and audits of certain joint ventures.

Tax Fees.  Services within tax fees primarily include tax compliance services, tax advice, Form 5500 preparation and tax planning.

KPMG did not perform any professional services related to financial information systems design and implementation for us in fiscal year 2009.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as our independent registered public accounting firm to conduct our audits for the fiscal year ending August 31, 2010.

We engaged KPMG to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended August 31, 2007. The engagement of KPMG has been recommended by the Audit Committee and approved by our Board. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, and has recommended, and our Board has approved, their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

While Louisiana law does not require shareholder ratification to proceed with the appointment, the Audit Committee and our Board are requesting, as a matter of policy, that our shareholders ratify the appointment of KPMG as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders or our company.

A representative of KPMG will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if the representative desires to do so.

Required Vote

A majority of the shares of common stock represented at the Annual Meeting of Shareholders and entitled to vote on this proposal must vote “FOR” Proposal #2 to ratify our Audit Committee’s appointment of KPMG as our independent registered public accounting firm. The enclosed form of proxy provides a means for shareholder to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and certain beneficial owners of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock. The reporting persons are required to furnish us with copies of all reports filed pursuant to Section 16.

Based upon a review of the SEC reports and written representations to us from certain reporting persons, we believe that, during fiscal year 2009, all filing obligations under Section 16 applicable to the reporting persons were complied with by all Section 16 persons.

OTHER MATTERS

At the date of this proxy statement, management knows of no other matters, which may be properly, or are likely to be, brought before the Annual Meeting. However, if any proper matters are brought before the Annual Meeting, the persons named as proxy holders will vote the proxies in accordance with their best judgment.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report on Form 10-K containing our consolidated financial statements for the fiscal year ended August 31, 2009, has been mailed to shareholders prior to or with this proxy statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibits. You may request such copies by contacting Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON JANUARY 26, 2010

The Notice of the 2010 Annual Meeting of Shareholders, the Proxy Statement for the 2010 Annual Meeting of Shareholders, the Annual Report to Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2009 of The Shaw Group Inc. are available at http://www.shawgrp.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” permits us and other intermediaries, such as brokers and banks, to send a single annual report and/or a single proxy statement to any household at which two or more different shareholders reside or we believe such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder will continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who will be affected by householding at that time.

Many brokers/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

We will undertake to promptly deliver upon oral or written request a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

In order to receive a separate annual report to shareholders and proxy statement in the future please contact Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

THE SHAW GROUP INC.
4171 Essen Lane
Baton Rouge, Louisiana 70809
THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J.M. Bernhard, Jr. and Brian K. Ferraioli, and each of them with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of THE SHAW GROUP INC. to be held at Shaw Plaza, 4171 Essen Lane, Baton Rouge, Louisiana, at 9:00 a.m. on January 26, 2010, or any continuations, adjournments or postponements thereof, and to vote all shares of common stock held of record by the undersigned on December 3, 2009, with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or continuations, adjournments or postponements thereof.

1.	Election of Directors, each for a one-year term:

	☐	FOR all nominees listed in this block (except as marked to the contrary below)

	☐	WITHHOLD AUTHORITY to vote for all nominees listed in this block
(Instruction: To Withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)
Name of Nominee:

☐ J.M. Bernhard, Jr.	☐ James F. Barker	☐ Thos. E. Capps

☐ Daniel A. Hoffler	☐ David W. Hoyle	☐ Michael J. Mancuso

☐ Albert D. McAlister	☐ Stephen R. Tritch

2.	Proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Transact such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any continuations, adjournments or postponements thereof.

	☐ FOR	☐ AGAINST	☐ ABSTAIN
FOLD AND DETACH HERE

THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Items 1 and 2. Whether or not direction is made, this proxy, when properly executed and returned, will be voted in the best judgment of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any continuations, adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I PLAN TO ATTEND MEETING ☐

Dated:

Signature:

Signature if held jointly

INSTRUCTIONS: This proxy, signed and dated, must be returned for your shares to be represented at the Annual Meeting. To vote, please mark the appropriate box for each proposal in blue or black ink, date and sign this proxy exactly as your name appear(s) hereon. If stock is held jointly, each owner should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title.
Shareholders of record on December 3, 2009, are cordially invited to attend the Annual Meeting of the Shareholders to be held on January 26, 2010 at 9:00 am. You can find directions to our executive offices, which is where the Annual Meeting will be held, by visiting our website at http://www.shawgrp.com and clicking on the “Investor Relations” link.
The Notice and Proxy Statement for the 2010 Annual Meeting of Shareholders and the Annual Report on Form 10-K for the fiscal year ended August 31, 2009, are available at http://www.shawgrp.com.

If your address has changed, please check the box below and also provide your new address:

☐	My address has changed, and my new address is

.
SEE REVERSE SIDE